EXHIBIT 99.1

Education Realty Operating Partnership, L.P.
Table of Contents

Consolidated Financial Statements

All other schedules are omitted since the required information is either not required or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Education Realty Operating Partnership, L.P.
Memphis, Tennessee

We have audited the accompanying consolidated balance sheets of Education Realty Operating Partnership, L.P. and subsidiaries (the “Operating Partnership”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in partners' capital and noncontrolling interests, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Operating Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Operating Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Operating Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Operating Partnership as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Memphis, Tennessee
November 7, 2014

CONSOLIDATED BALANCE SHEETS
As of December 31,

	2013	2012
	(Amounts in thousands, except unit data)
Assets:
Collegiate housing properties, net	$1,388,885	$1,061,002
Assets under development	116,787	159,264
Corporate office furniture, net	3,249	3,007
Cash and cash equivalents	22,073	17,039
Restricted cash	12,253	6,410
Student contracts receivable, net	807	708
Receivable from managed third parties	361	629
Notes receivable	18,125	21,000
Goodwill and other intangibles, net	3,822	4,455
Other assets	44,203	51,173
Total assets	$1,610,565	$1,324,687

Liabilities:
Mortgage and construction loans, net of unamortized premium	$422,681	$398,846
Unsecured revolving credit facility	356,900	79,000
Accounts payable	2,289	1,749
Accrued expenses	65,357	55,374
Deferred revenue	23,498	17,964
Total liabilities	870,725	552,933

Commitments and contingencies (see Note 16)	—	—

Redeemable limited partner units	7,512	7,780
Redeemable noncontrolling interests	2,359	1,164

Partners' capital:
General partner - 20,760 units outstanding at both December 31, 2013 and 2012	190	196
Limited partners - 114,719,395 and 113,041,692 units issued and outstanding as of December 31, 2013 and 2012, respectively	725,534	757,526
Total partners' capital	725,724	757,722
Noncontrolling interests	4,245	5,088
Total partners' capital	729,969	762,810
Total liabilities and partners' capital	$1,610,565	$1,324,687

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31,

	2013	2012	2011
	(Amounts in thousands, except unit and per unit data)
Revenues:
Collegiate housing leasing revenue	$167,476	$124,087	$91,517
Third-party development consulting services	2,989	820	4,103
Third-party management services	3,697	3,446	3,336
Operating expense reimbursements	10,214	9,593	8,604
Total revenues	184,376	137,946	107,560
Operating expenses:
Collegiate housing leasing operations	79,957	59,524	44,892
Development and management services	6,477	6,266	5,506
General and administrative	7,678	7,910	6,810
Depreciation and amortization	48,098	33,240	23,858
Ground lease expense	7,622	6,395	5,498
Reimbursable operating expenses	10,214	9,593	8,604
Total operating expenses	160,046	122,928	95,168

Operating income	24,330	15,018	12,392

Nonoperating expenses:
Interest expense	17,526	14,390	17,274
Amortization of deferred financing costs	1,758	1,215	1,197
Loss on extinguishment of debt	—	—	351
Interest income	(447)	(283)	(175)
Total nonoperating expenses	18,837	15,322	18,647
Income (loss) before equity in losses of unconsolidated entities, income taxes and discontinued operations	5,493	(304)	(6,255)
Equity in losses of unconsolidated entities	(203)	(363)	(447)
Income (loss) before income taxes and discontinued operations	5,290	(667)	(6,702)
Income tax expense (benefit)	203	(884)	(95)
Income (loss) from continuing operations	5,087	217	(6,607)
Discontinued operations:
Income (loss) from operations of discontinued operations	(4,369)	2,924	(6,556)
Gain on sale of collegiate housing properties	3,913	5,496	2,388
Income (loss) from discontinued operations	(456)	8,420	(4,168)
Net income (loss)	4,631	8,637	(10,775)
Less: Net income attributable to the noncontrolling interests	227	92	188
Net income (loss) attributable to unitholders	$4,404	$8,545	$(10,963)

	2013	2012	2011
	(Amounts in thousands, except unit and per unit data)
Earnings (loss) per unit information:
Net income (loss) attributable to unitholders - basic and diluted:
Continuing operations	$0.04	$—	$(0.09)
Discontinued operations	—	0.08	(0.05)
Net income (loss) attributable to unitholders per unit	$0.04	$0.08	$(0.14)

Weighted average units outstanding – basic	115,262,339	102,109,701	76,389,156
Weighted average units outstanding – diluted	115,469,596	102,316,958	76,389,156

Amounts attributable to unitholders:
Income (loss) from continuing operations, net of noncontrolling interests	$4,857	$194	$(6,843)
Income (loss) from discontinued operations, net of noncontrolling interests	(453)	8,351	(4,120)
Net income (loss)	$4,404	$8,545	$(10,963)

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL AND NONCONTROLLING INTERESTS
Years Ended December 31,
(Amounts in thousands, except unit data)

	General Partner		Limited Partners		Noncontrolling Interests	Total
	Units	Amount	Units	Amount
Balance as of December 31, 2010	20,760	$205	58,636,296	$324,538	$—	$324,743
Issuance of units in exchange for contributions of gross equity offering proceeds	—	—	32,996,205	275,622	—	275,622
Offering costs and underwriters discount paid on behalf of the Trust	—	—	—	(11,288)	—	(11,288)
Vesting of restricted stock and restricted stock units	—	—	44,280	360	—	360
Conversion of PIUs	—	—	—	1	—	1
Amortization of restricted stock awards	—	—	103,147	1,165	—	1,165
Distributions	—	(5)	—	(17,717)	—	(17,722)
Contributions from noncontrolling interests	—	—	—	—	1,487	1,487
Net income (loss)	—	(1)	—	(11,013)	—	(11,014)
Balance as of December 31, 2011	20,760	199	91,779,928	561,668	1,487	563,354
Issuance of units in exchange for contributions of gross equity offering proceeds	—	—	20,987,826	229,219	—	229,219
Offering costs and underwriters discount paid on behalf of the Trust	—	—	—	(8,954)	—	(8,954)
Vesting of restricted stock awards and restricted stock units	—	—	32,286	360	—	360
Amortization of restricted stock awards	—	—	241,652	768	—	768
Distributions	—	(7)	—	(33,952)	—	(33,959)
Return of equity to noncontrolling interests	—	—	—	—	(349)	(349)
Contributions from noncontrolling interests	—	—	—	—	4,039	4,039
Net income (loss)	—	4	—	8,417	(89)	8,332
Balance as of December 31, 2012	20,760	196	113,041,692	757,526	5,088	762,810
Issuance of units in exchange for contributions of gross equity offering proceeds	—	—	1,575,713	17,177	—	17,177
Offering costs and underwriters discount paid on behalf of the Trust	—	—	—	(492)	—	(492)
Vesting of restricted stock awards and restricted stock units	—	—	33,180	360	—	360
Amortization of restricted stock awards	—	—	68,810	1,337	—	1,337
Distributions	—	(9)	—	(48,001)	—	(48,010)
Return of equity to noncontrolling interests	—	—	—	—	(795)	(795)
Contributions from noncontrolling interests	—	—	—	—	69	69
Purchase of noncontrolling interests	—	—	—	(6,693)	(175)	(6,868)
Net income	—	3	—	4,320	58	4,381
Balance as of December 31, 2013	20,760	$190	114,719,395	$725,534	$4,245	$729,969

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31,

	2013	2012	2011
	(Amounts in thousands)
Operating activities:
Net income (loss)	$4,631	$8,637	$(10,775)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	48,098	33,240	23,858
Depreciation included in discontinued operations	1,767	4,634	5,697
Deferred tax expense (benefit)	(260)	1,043	(197)
Loss on disposal of assets	12	99	22
Gain on sale of collegiate housing properties in discontinued operations	(3,913)	(5,496)	(2,388)
Noncash rent expense related to the straight-line adjustment for long-term ground leases	5,255	4,364	4,208
Loss on impairment of collegiate housing properties included in discontinued operations	5,001	—	7,859
Loss on extinguishment of debt	—	—	351
Loss on extinguishment of debt included in discontinued operations	—	—	406
Amortization of deferred financing costs	1,758	1,215	1,197
Amortization of deferred financing costs included in discontinued operations	—	—	48
Loss on interest rate cap	—	—	5
Amortization of unamortized debt premiums	(776)	(80)	(390)
Distributions of earnings from unconsolidated entities	71	195	264
Noncash compensation expense related to stock-based incentive awards	2,127	2,041	1,502
Equity in losses of unconsolidated entities	203	363	447
Change in operating assets and liabilities (net of acquisitions):
Student contracts receivable	(315)	(19)	(239)
Management fees receivable	268	304	(406)
Other assets	17,009	(9,009)	(1,497)
Accounts payable and accrued expenses	(8,846)	5,721	1,451
Deferred revenue	5,317	4,142	2,614
Net cash provided by operating activities	77,407	51,394	34,037
Investing activities:
Property acquisitions, net of cash acquired	(109,482)	(239,065)	(156,463)
Purchase of corporate furniture and fixtures	(787)	(3,106)	(173)
Restricted cash	(5,843)	(1,584)	(35)
Insurance proceeds received on property losses	16,860	3,900	—
Investment in collegiate housing properties	(17,183)	(22,599)	(22,129)
Proceeds from sale of collegiate housing properties	40,256	67,261	73,821
Notes receivable	(125)	—	—
Repayment on notes receivable	3,000	1,800	75
Loans to developments	—	(3,000)	(8,128)
Earnest money deposits	(125)	(3,000)	(75)
Investment in assets under development	(215,409)	(157,840)	(46,966)
Distributions from unconsolidated entities in excess of earnings	—	82	285
Investments in unconsolidated entities	(9,475)	(11,797)	(25)
Net cash used in investing activities	(298,313)	(368,948)	(159,813)

	2013	2012	2011
	(Amounts in thousands)
Financing activities:
Payment of mortgage and construction notes	(97,931)	(79,185)	(58,225)
Borrowings under mortgage and construction loans	90,123	71,156	12,558
Debt issuance costs	(4,578)	(1,026)	(1,527)
Debt extinguishment costs	—	—	(562)
Borrowings on line of credit	302,033	141,000	—
Repayments of line of credit	(24,133)	(62,000)	(3,700)
Proceeds from issuance of units in exchange for contributions	17,144	228,590	275,599
Payment of offering costs and underwriters discount on behalf of the Trust	(492)	(8,954)	(11,288)
Purchase and return of equity to noncontrolling interests	(7,664)	(349)	—
Contributions from noncontrolling interests	1,197	4,039	—
Distributions paid on unvested restricted stock awards	(80)	(61)	(50)
Distributions paid to unitholders	(47,930)	(33,898)	(17,672)
Distributions paid to noncontrolling interests	(449)	(532)	(502)
Repurchases of units and payments of restricted stock awards tax withholding	(1,300)	—	—
Net cash provided by financing activities	225,940	258,780	194,631
Net (decrease) increase in cash and cash equivalents	5,034	(58,774)	68,855
Cash and cash equivalents, beginning of period	17,039	75,813	6,958
Cash and cash equivalents, end of period	$22,073	$17,039	$75,813

Supplemental disclosure of cash flow information:
Interest paid	$23,060	$18,402	$19,526
Income taxes paid	$542	$76	$339

Supplemental disclosure of noncash activities:
Redemption of redeemable limited partner units	$—	$606	$—
Stock-based compensation	$2,127	$2,041	$1,453
Capital expenditures in accounts payable and accrued expenses related to developments	$15,425	$20,028	$7,049
Mortgage and construction loans assumed in connection with property acquisitions	$32,420	$48,451	$36,930

See accompanying notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and description of business

Education Realty Operating Partnership, LP ("EROP", or the "Operating Partnership") is a Delaware limited partnership that was organized by Education Realty Trust, Inc. (the "Trust") to own and operate our business. The general partner of EROP is Education Realty OP GP, Inc. ("OP GP"), an entity that is wholly owned by the Trust. The limited partners of EROP are Education Realty OP Limited Partner Trust, a wholly owned subsidiary of the Trust, and other limited partners consisting of current and former members of management and non-affiliated third parties. The OP GP, as the sole general partner of the Operating Partnership, has the responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, have no authority to transact business for, or participate in the management activities of the Operating Partnership.

Interests in EROP are represented by Operating Partnership Units ("OP units"). The Operating Partnership's net income is allocated to the partners based on their respective percentage interests. Distributions are made in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of Education Realty Operating Partnership, LP (the "Operating Partnership Agreement"), on a per unit basis that is equal to the dividend per share on the Trust's common stock, which is publicly traded on the New York Stock Exchange ("NYSE") under the ticker symbol "EDR". Below is the legal structure of the Trust and Operating Partnership, as of December 31, 2013:

EROP owns, directly or indirectly, interests in collegiate housing communities located on or near major universities in the United States. EROP also provides real estate facility management, development and other advisory services through the following subsidiaries:

•	EDR Management Inc. ("Management Company"), a Delaware corporation collegiate housing management activities; and

•	EDR Development LLC ("Development Company"), a Delaware limited liability company providing development consulting services for third party collegiate housing communities.

EROP is subject to the risks involved with the ownership and operation of residential real estate near major universities throughout the United States. The risks include, among others, those associated with the changes in the demand for housing by the students at the related universities, competition for tenants, creditworthiness of tenants, changes in tax laws, interest rate levels, the availability of financing and potential liability under environmental and other laws.

2. Summary of significant accounting policies

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States (“GAAP”). The accompanying consolidated financial statements of the Operating Partnership represent the assets and liabilities and operating results of the Operating Partnership and its majority owned subsidiaries.

All intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used by management in determining the recognition of third-party development consulting services revenue under the percentage of completion method, useful lives of collegiate housing assets, the valuation of goodwill, the initial valuations and underlying allocations of purchase price in connection with collegiate housing property acquisitions, the determination of fair value for impairment assessments and in the recording of the allowance for doubtful accounts. Actual results could differ from those estimates.

Cash and cash equivalents

All highly-liquid investments with a maturity of three months or less when purchased are considered cash equivalents. Restricted cash is excluded from cash for the purpose of preparing the consolidated statements of cash flows. The Operating Partnership maintains cash balances in various banks. At times, the amounts of cash may exceed the amount the Federal Deposit Insurance Corporation (“FDIC”) insures. As of December 31, 2013, the Operating Partnership had $12.0 million cash on deposit that was uninsured by the FDIC or in excess of the FDIC limits.

Restricted cash

Restricted cash includes escrow accounts held by lenders for the purpose of paying taxes, insurance, principal and interest and funding capital improvements.

Distributions

The Operating Partnership pays regular quarterly cash distributions to unitholders. These distributions are determined quarterly by the general partner and are generally equal to the dividend per share of the Trust’s common stock. The dividends at the Trust level are determined quarterly by the Board of Directors (“Board”) of the Trust.

Notes receivable

On August 26, 2013, EROP provided a $0.5 million promissory loan to College Park Apartments, Inc. ("CPA"), EROP's partner in the unconsolidated joint venture University Village-Greensboro LLC (see Note 8), at an interest rate of 10% per annum and a maturity date of August 1, 2020. Under the loan, CPA can make one draw per calendar quarter and has borrowed $0.1 million as of December 31, 2013. The loan is secured by CPA's interest in the joint venture.

During the year ended December 31, 2012, EROP entered into a mezzanine loan and purchase option agreement with Landmark Properties Holdings, LLC ("Landmark") for the purpose of developing a cottage-style collegiate housing community at Pennsylvania State University in State College, Pennsylvania. A construction loan was used to fund 80% of the development, and once completed, the community will be wholly owned by Landmark. EROP provided $3.0 million of mezzanine financing at an interest rate of 10% per annum and was granted an option to purchase the community in 2013, 2014 or 2015. As described in Note 5, in September 2013, EROP exercised the purchase option and acquired the collegiate housing community known as The Retreat at State College. The mezzanine loan was secured by 100% of Landmark's equity interest in this development and Landmark's equity interest in the joint venture in the collegiate housing property near The University of Mississippi campus and was repaid during closing of the acquisition. As of December 31, 2012, the mezzanine financing had a balance of $3.0 million and was recorded in notes receivable in the accompanying consolidated balance sheet.

On July 14, 2010, EROP entered into definitive agreements for the development, financing and management of a $60.7 million, 20-story, 572-bed graduate collegiate housing complex at the Science + Technology Park at Johns Hopkins Medical Institute. EROP developed and manages the building, which was constructed on land owned by Johns Hopkins University and leased to a subsidiary of East Baltimore Development, Inc., a nonprofit partnership of private and public entities dedicated to Baltimore’s urban revitalization. Under terms of the agreements, EROP (a) received development and construction oversight fees and reimbursement of pre-development expenses, (b) invested in the form of an $18.0 million second mortgage, (c) will earn a $3.0 million fee for providing a repayment guarantee of the construction first mortgage and (d) received a 10-year management contract. As of December 31, 2013 and 2012, the note receivable for the second mortgage had a balance of $18.0 million and is recorded in notes receivable in the accompanying consolidated balance sheets. EROP does not have an ownership interest in any form that would require consolidation. Due to its financing commitments to the project along with other factors, EROP will not recognize the development services revenue, guarantee fee revenue and interest income earned on the second mortgage until the second mortgage is repaid, and EROP no longer has a substantial continuing financial involvement. If the construction loan and second mortgage had been repaid prior to December 31, 2013, EROP would have recognized development services revenue net of costs of $2.6 million (including participation in cost savings of $0.8 million), guarantee fee revenue of $3.0 million and interest income of $5.6 million since the commencement of the project. See Note 18 regarding subsequent events.

Collegiate housing properties

Land, land improvements, buildings and improvements, and furniture, fixtures and equipment are recorded at cost. Buildings and improvements are depreciated over 15 to 40 years, land improvements are depreciated over 15 years and furniture, fixtures, and equipment are depreciated over 3 to 7 years. Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful life.

Acquired collegiate housing communities’ results of operations are included in EROP’s results of operations from the respective dates of acquisition. Appraisals, estimates of cash flows and other valuation techniques are used to allocate the purchase price of acquired property between land, land improvements, buildings and improvements, furniture, fixtures and equipment and identifiable intangibles such as amounts related to in-place leases. Acquisition costs are expensed as incurred and are included in general and administrative expenses in the accompanying consolidated statements of operations.

Management assesses impairment of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management uses an estimate of future undiscounted cash flows of the related asset based on its intended use to determine whether the carrying value is recoverable. If EROP determines that the carrying value of an asset is not recoverable, the fair value of the asset is estimated and an impairment loss is recorded to the extent the carrying value exceeds estimated fair value. Management estimates fair value using discounted cash flow models, market appraisals if available, and other market participant data.

When a collegiate housing property has met the criteria to be classified as held for sale, the fair value less cost to sell such asset is estimated. If the fair value less cost to sell the asset is less than the carrying amount of the asset, an impairment charge is recorded for the estimated loss. Depreciation expense is no longer recorded once a collegiate housing property has met the held for sale criteria. Operations of collegiate housing properties that are sold or classified as held for sale are recorded as part of discontinued operations for all periods presented. During the years ended December 31, 2013, 2012 and 2011, 12 properties were classified as part of discontinued operations in the accompanying consolidated statements of operations for all periods presented. All 12 of these properties were sold by December 31, 2013 (see Note 5).

Deferred financing costs

Deferred financing costs represent costs incurred in connection with acquiring debt facilities. The deferred financing costs incurred for years ended December 31, 2013, 2012 and 2011 were $4.6 million, $0.9 million and $1.7 million, respectively, and are being amortized over the terms of the related debt using a method that approximates the effective interest method. Amortization expense totaled $1.8 million, $1.2 million, and $1.2 million for the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013 and 2012, accumulated amortization totaled $7.0 million and $5.7 million, respectively. Deferred financing costs, net of amortization, are included in other assets in the accompanying consolidated balance sheets (see Note 7).

Common stock issued by the Trust and related offering costs

The Trust is structured as an umbrella partnership REIT ("UPREIT") and contributes all proceeds from its various equity offerings to EROP. In return for those contributions, the Trust (through Education Realty OP Limited Partner Trust) receives OP units equal to the number of shares of common stock the Trust issued in the equity offering. As stipulated in the Operating Partnership Agreement, proceeds from equity offerings are deemed to be contributed to the Operating Partnership at the gross amount with EROP incurring expenses related to the underwriters commission and other offering costs. Accordingly, proceeds from common stock issuances contributed to EROP in exchange for OP Units are presented gross on the condensed consolidated statement of cash flows and in the condensed consolidated statement of changes in partners' capital and noncontrolling interest. They payment of offering costs by EROP on behalf of the Trust is considered a distribution.

On August 14, 2012, the Trust completed a follow-on offering of 17.3 million shares of its common stock, which included 2.3 million shares purchased by the underwriters pursuant to an option to purchase additional shares. The Trust received approximately $180.9 million in net proceeds from the offering after deducting the underwriting discount and other offering expenses. The Trust contributed the proceeds to EROP in exchange for units and EROP used the net proceeds to repay the unsecured revolving credit facility (see Note 10) and to fund the acquisition of The Province at East Carolina University, The District on 5th serving the University of Arizona, Campus Village serving Michigan State University, The Province at Kent State serving Kent State University and The Suites at Overton Park and The Centre at Overton Park both serving Texas Tech University (see Note 4).

On September 20, 2011, the Trust entered into the 2011 equity distribution agreement. Pursuant to the terms and conditions of the agreements, the Trust could issue and sell shares of its common stock having an aggregate offering amount of up to $50 million. As of December 31, 2012, the Trust had sold 4.8 million shares of common stock under the 2011 equity distribution program for net proceeds of approximately $49.2 million and reached the aggregate offering amount of $50 million. On May 22, 2012, the Trust entered into two additional equity distribution agreements similar to the previous agreement discussed above. Under the 2012 agreements, the Trust could issue and sell shares of its common stock having an aggregate offering amount of $50 million. As of December 31, 2013, the Trust had sold 1.6 million shares of common stock under the 2012 agreements for net proceeds of approximately $17.8 million. The Trust contributed the proceeds to EROP and EROP used the net proceeds to repay debt, fund its development pipeline, fund acquisitions and for general corporate purposes. See Note 18 regarding subsequent events pertaining to equity offerings.

On May 19, 2010, the Trust’s stockholders approved the Education Realty Trust, Inc. Employee Stock Purchase Plan (the “ESPP”) which became effective on July 1, 2010. Pursuant to the ESPP, all employees of EROP are eligible to make periodic purchases of the Trust's common stock through payroll deductions. Subject to the discretion of the compensation committee of the Board, the purchase price per share of common stock purchased by employees under the ESPP is 85% of the fair market value on the applicable purchase date. The Trust reserved 300,000 shares of common stock for sale under the ESPP. The aggregate cost of the ESPP (generally the 15% discount on the shares purchased) is recorded by EROP as a period expense as the employees receiving the benefit are employees of EROP. For the years ended December 31, 2013, 2012 and 2011, total compensation expense relating to the ESPP was $31.2 thousand, $25.3 thousand, and $24.3 thousand, respectively.

Debt premiums

Differences between the estimated fair value of debt and the principal value of debt assumed in connection with collegiate housing property acquisitions are amortized over the term of the related debt as an offset to interest expense using the effective interest method. As of December 31, 2013 and 2012, EROP had net unamortized debt premiums of $2.3 million and $3.1 million, respectively. These amounts are included in mortgage and construction loans in the accompanying consolidated balance sheets.

Income taxes

The Trust qualifies as a REIT under the Code and is generally not subject to federal, state and local income taxes on any of its taxable income that it distributes if it distributes at least 90% of its REIT taxable income for each tax year to its stockholders and meets certain other requirements. If the Trust fails to qualify as a REIT for any taxable year, the Trust will be subject to federal, state and local income taxes (including any applicable alternative minimum tax) on its taxable income. EROP is bound by the terms of the Amended and Restated Agreement of Limited Partnership to ensure that the Trust continues to qualify as a REIT.

The Operating Partnership is generally not liable for federal corporate income taxes as income or loss is reported in the tax returns of its partners. EROP has elected, however, to treat certain subsidiaries, including the Management Company, as taxable REIT subsidiaries, which are taxed as C Corporations for federal, state and local income taxes. The Management Company provides management services, and through the Development Company, provides development services to properties owned by EROP as well as third-parties. Deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years in which those temporary differences are expected to reverse.

EROP had no unrecognized tax benefits as of December 31, 2013, 2012 and 2011. As of December 31, 2013, EROP did not expect to record any unrecognized tax benefits. EROP, and its subsidiaries, file federal and state income tax returns. As of December 31, 2013, open tax years generally included tax years for 2010, 2011, and 2012. EROP’s policy is to include interest and penalties related to unrecognized tax benefits in general and administrative expenses. As of December 31, 2013, 2012 and 2011, EROP had no interest or penalties recorded related to unrecognized tax benefits.

Noncontrolling interests

As of December 31, 2013, EROP had entered into three joint venture agreements to develop, own and manage properties near Arizona State University - Downtown Phoenix (Roosevelt Point), The University of Mississippi (The Retreat at Oxford) and Duke University (605 West). EROP is deemed to be the primary beneficiary of these communities; therefore, EROP accounts for the joint ventures using the consolidation method of accounting. EROP's joint venture partners' investments in 605 West met the requirements to be classified outside of permanent equity and is therefore classified as redeemable noncontrolling interests in the accompanying consolidated balance sheets and net income attributable to noncontrolling interest in the accompanying consolidated statement of operations due to the partner's ability to put their ownership interests to EROP as stipulated in the operating agreements. EROP's joint venture partners’ investments in the Arizona State University - Downtown Phoenix joint venture and The University of Mississippi joint ventures are accounted for as noncontrolling interests in the accompanying consolidated balance sheets and statements of changes in partners' capital and noncontrolling interests and net income attributable to noncontrolling interests in the accompanying consolidated statements of operations.

The units of the limited partnership of University Towers Operating Partnership, LP (“University Towers Operating

Partnership Units”) and profits interest units (“PIUs”) (see Note 9) are referred to as noncontrolling interests. EROP follows the guidance issued by the Financial Accounting Standards Board (“FASB”) regarding the classification and measurement of redeemable securities. The University Towers Operating Partnership Units are redeemable at the option of the holder and they participate in net income and distributions. Accordingly, EROP has determined that the University Towers Operating Partnership Units meet the requirements to be classified outside of permanent equity and are therefore also classified as redeemable noncontrolling interests in the accompanying consolidated balance sheets and net income attributable to noncontrolling interests in the accompanying consolidated statements of operations.
The value of redeemable noncontrolling interests is reported at the greater of fair value or historical cost at the end of each reporting period. As of December 31, 2013, EROP reported the redeemable noncontrolling interests at historical cost, which was greater than fair value.

Below is a table summarizing the activity of redeemable noncontrolling interests for the years ended December 31, 2013 and 2012 (in thousands):

Balance, December 31, 2011	$1,151
Net income	181
Distributions	(168)
Balance, December 31, 2012	$1,164
Net income	168
Contributions from redeemable noncontrolling interests	1,127
Distributions	(100)
Balance, December 31, 2013	$2,359

Redeemable Limited Partner Units

EROP classifies the portion of OP units that EROP is required, either by contract or securities law, to deliver registered shares of common stock of the Trust or cash, at the general partner's discretion, to the exchanging OP unitholder as redeemable limited partner units in the mezzanine section of the accompanying consolidated balance sheets. The redeemable limited partner units are reported at the greater of fair value or historical cost at the end of each reporting period. As of December 31, 2013, EROP reported the redeemable limited partner units at historical cost, which was greater than fair value. During the year ended December 31, 2012, 43,832 Operating Partnership Units were redeemed for 43,832 shares of common stock of the Trust.

Below is a table summarizing the activity of redeemable limited partners' capital for the years ended December 31, 2013 and 2012 (in thousands):

Balance, December 31, 2011	$8,625
Net income	124
Distributions	(362)
Conversion of redeemable limited partner units into shares of EDR common stock	(607)
Balance, December 31, 2012	$7,780
Net income	81
Distributions	(349)
Balance, December 31, 2013	$7,512

The value of redeemable limited partner units is reported at the greater of fair value or historical cost at the end of each reporting period. As of December 31, 2013, EROP reported the redeemable limited partner units at historical cost, which was greater than fair value.

Earnings per unit

Basic earnings per unit is calculated by dividing net earnings available to unitholders by the weighted average number of units outstanding. Diluted earnings per unit is calculated similarly, except that it includes the dilutive effect of the assumed exercise of potentially dilutive securities. EROP follows the authoritative guidance regarding the determination of whether certain instruments are participating securities.

The following is a summary of the elements used in calculating basic and diluted earnings per unit:

	2013	2012	2011
Numerator - basic and diluted earnings per unit (in thousands):
Income (loss) from continuing operations	$5,087	$217	$(6,607)
Income from continuing operations attributable to noncontrolling interests	(227)	(92)	(188)
Income (loss) from continuing operations attributable to unitholders	4,860	125	(6,795)
Income (loss) from discontinued operations	(456)	8,420	(4,168)
Net income (loss) attributable to unitholders	$4,404	$8,545	$(10,963)

	2013	2012	2011
Denominator:
Weighted average units outstanding	114,431,996	101,243,974	75,485,418
Redeemable OP units	830,343	865,727	903,738
Weighted average units outstanding - basic	115,262,339	102,109,701	76,389,156

Redeemable noncontrolling units	207,257	207,257	—
Weighted average units outstanding - diluted	115,469,596	102,316,958	76,389,156

For the year ended December 31, 2011, the following potentially dilutive securities were outstanding but were not included in the computation of diluted earnings per unit because the effects of their inclusion would be anti-dilutive:

2011
University Towers Operating Partnership Units	207,257

Repairs, maintenance and major improvements

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. Planned major repair, maintenance and improvement projects are capitalized when performed. In some circumstances, the lenders require EROP to maintain a reserve account for future repairs and capital expenditures. These amounts are classified as restricted cash in the accompanying consolidated balance sheets as the funds are not available for use.

Goodwill and other intangible assets

Goodwill is tested annually for impairment as of December 31, and is tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The accumulated impairment loss recorded by EROP as of December 31, 2008 was $0.4 million. No additional impairment has been recorded through December 31, 2013. The carrying value of goodwill was $3.1 million as of December 31, 2013 and 2012, of which $2.1 million was recorded on the management services segment and $0.9 million was recorded on the development consulting services segment. Goodwill is not subject to amortization.

Other intangible assets generally include in-place leases acquired in connection with acquisitions and are amortized over the estimated life of the lease/contract term. The carrying value of other intangible assets was $0.8 million and $1.4 million as of December 31, 2013 and 2012, respectively.

Investment in unconsolidated entities

EROP accounts for its investments in unconsolidated joint ventures using the equity method whereby the costs of an investment are adjusted for EROP’s share of earnings of the respective investment reduced by distributions received. The earnings and distributions of the unconsolidated joint ventures are allocated based on each owner’s respective ownership interests. These investments are classified as other assets or accrued expenses, depending on whether the distributions exceed EROP’s contributions and share of earnings in the joint ventures, in the accompanying consolidated balance sheets (see Note 8). As of December 31, 2013, EROP had investments in the following unconsolidated joint ventures that are accounted for under the equity method:

•	1313 5th Street MN Holdings, LLC, a Delaware limited liability company, 50% owned by the Operating Partnership;

•	West Clayton Athens GA Owner, LLC, a Delaware limited liability company, 50% owned by the Operating Partnership;

•	Elauwit Networks, a South Carolina limited liability company, 10% owned by the Operating Partnership; and

•	University Village-Greensboro LLC, a Delaware limited liability company, 25% owned by the Operating Partnership.

As of December 31, 2012, EROP had investments in the following unconsolidated joint ventures that are accounted for under the equity method:

•	1313 5th Street MN Holdings, LLC, a Delaware limited liability company, 50% owned by the Operating Partnership;

•	Elauwit Networks, a South Carolina limited liability company, 10% owned by the Operating Partnership; and

•	University Village-Greensboro LLC, a Delaware limited liability company, 25% owned by the Operating Partnership.

Comprehensive income

EROP follows the authoritative guidance issued by the FASB relating to the reporting and display of comprehensive income and its components. For all periods presented, comprehensive income (loss) is equal to net income (loss).

Revenue recognition

EROP recognizes revenue related to leasing activities at the collegiate housing communities owned by EROP, management fees related to managing third-party collegiate housing communities, development consulting fees related to the general oversight of third-party collegiate housing development and operating expense reimbursements for payroll and related expenses incurred for third-party collegiate housing communities managed by EROP.

Collegiate housing leasing revenue — Collegiate housing leasing revenue is comprised of all activities related to leasing and operating the collegiate housing communities and includes revenues from leasing apartments by the bed, food services, parking lot rentals and providing certain ancillary services. This revenue is reflected in collegiate housing leasing revenue in the accompanying consolidated statements of operations. Students are required to execute lease contracts with payment schedules that vary from semester to monthly payments. Generally, EROP requires each executed leasing contract to be accompanied by a signed parental guarantee. Receivables are recorded when billed. Revenues and related lease incentives and nonrefundable application and service fees are recognized on a straight-line basis over the term of the contracts. At certain collegiate housing facilities, EROP offers parking lot rentals to the tenants. The related revenues are recognized on a straight-line basis over the term of the related agreement.

Due to the nature of EROP’s business, accounts receivable result primarily from monthly billings of student rents. Payments are normally received within 30 days. Balances are considered past due when payment is not received on the contractual due date. Allowances for uncollectible accounts are established by management when it is determined that collection is doubtful. Such allowances are reviewed periodically based upon experience.

The following table reconciles the allowance for doubtful accounts as of and for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	2013	2012	2011
Balance, beginning of period	$142	$133	$129
Provision for uncollectible accounts	1,379	1,128	1,079
Deductions	(1,425)	(1,119)	(1,075)
Balance, end of period	$96	$142	$133

Third-party development services revenue — EROP provides development consulting services in an agency capacity with third parties whereby the fee is determined based upon the total construction costs. Total fees vary from 3 – 5% of the total estimated costs, and EROP typically receives a portion of the fees up front. These fees, including the up-front fee, are recognized using the percentage of completion method in proportion to the contract costs incurred by the owner over the course of construction of the respective projects. Occasionally, the development consulting contracts include a provision whereby EROP can participate in project savings resulting from successful cost management efforts. These revenues are recognized once all contractual terms have been satisfied and no future performance requirements exist. This typically occurs after construction is complete. For the years ended December 31, 2013, 2012 and 2011, there was $0.8 million, $0.2 million and $0.5 million of revenue recognized, respectively, related to cost savings agreements on development projects. For 2013 and 2012, this amount of participation in cost savings was attributable to the participating development at the Johns Hopkins Medical Institute.

Third-party management services revenue — EROP enters into management contracts to manage third-party collegiate housing communities. Management revenues are recognized when earned in accordance with each management contract. Incentive management fees are recognized when the incentive criteria have been met.

Operating expense reimbursements — EROP pays certain payroll and related costs to operate third-party collegiate housing communities that are managed by EROP. Under the terms of the related management agreements, the third-party property owners reimburse these costs. The amounts billed to the third-party owners are recognized as revenue.

Costs related to development consulting services

Costs associated with the pursuit of third-party development consulting contracts are expensed as incurred, until such time that management has been notified of a contract award. At such time, the reimbursable costs are recorded as receivables and are reflected as other assets in the accompanying consolidated balance sheets (see Note 7).

Costs directly associated with internal development projects are capitalized as part of the cost of the project.

Advertising expense

Advertising expenses are charged to income during the period incurred. EROP does not use direct response advertising. Advertising expense was $4.6 million, $3.2 million and $2.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Segment information

EROP discloses certain operating and financial data with respect to separate business activities within its enterprise. EROP has identified three reportable business segments: collegiate housing leasing, collegiate housing development consulting services and collegiate housing management services.

Stock-based compensation

On May 4, 2011, the Trust’s stockholders approved the Education Realty Trust, Inc. 2011 Omnibus Equity Incentive Plan (the “2011 Plan”). The 2011 Plan replaced the Education Realty Trust, Inc. 2004 Incentive Plan (“2004 Plan”) in its entirety. The

2011 Plan is described more fully in Note 9. EROP recognizes compensation costs related to share-based payments in the accompanying consolidated financial statements in accordance with authoritative guidance. This requires compensation costs to be recognized in the financial statements of a subsidiary to ensure the user of the financial statements understands all of the subsidiary's cost of doing business. Although the 2011 Plan was established by the Trust, the intent was to provide incentive to the management employees of EROP and therefore the related compensation costs have been reflected in the accompanying consolidated statements of operations and were treated as capital contributions in the accompanying consolidated statement of changes in partners' capital and noncontrolling interests.

Fair value measurements

EROP follows the guidance contained in FASB ASC 820, Fair Value Measurements and Disclosures. Fair value is generally defined as the exit price at which an asset or liability could be exchanged in a current transaction between willing unrelated parties, other than in a forced liquidation or sale. The guidance establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data, and requires disclosures for assets and liabilities measured at fair value based on their level in the hierarchy.

The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions used to value the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•
Level 2 - Observable inputs other than those included in Level 1, for example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3 - Unobservable inputs reflecting management's own assumption about the inputs used in pricing the asset or liability at the measurement date.

Non-financial assets measured at fair value on a nonrecurring basis consist of real estate assets and investments in partially owned entities that have been written-down to estimated fair value when it has been determined that asset values are not recoverable. The fair values of these assets are determined using discounted cash flow models, market appraisals if available, and other market participant data. Note 6 provides details for the impairment charges recorded during the year ended December 31, 2013. Non-financial assets impaired during the year ended December 31, 2013 were disposed of during the year they were written down to estimated fair value. No non-financial assets were written down during the year ended December 31, 2012.

Financial assets and liabilities that are not measured at fair value in our consolidated financial statements include mezzanine notes receivable and debt. Estimates of the fair values of these instruments are based on our assessments of available market information and valuation methodologies, including discounted cash flow analyses.

The table below summarizes the carrying amounts and fair values of these financial instruments as of December 31, 2013 and 2012 (in thousands):

	As of December 31, 2013
		Estimated Fair Value
	Carrying value	Level 1	Level 2	Level 3
Mezzanine notes receivable	$18,125	$—	$19,330	$—
Unsecured revolving credit facility	356,900	—	356,900	—
Variable rate mortgage and construction loans	193,381	—	193,381	—
Fixed rate mortgage and construction loans	227,009	—	239,162	—

	As of December 31, 2012
		Estimated Fair Value
	Carrying value	Level 1	Level 2	Level 3
Mezzanine notes receivable	$21,000	$—	$23,772	$—
Unsecured revolving credit facility	79,000	—	79,000	—
Variable rate mortgage and construction loans	125,436	—	125,436	—
Fixed rate mortgage and construction loans	270,342	—	290,409	—

EROP discloses the fair value of financial instruments for which it is practicable to estimate. EROP does not hold or issue financial instruments for trading purposes. EROP considers the carrying amounts of cash and cash equivalents, restricted cash, student contracts receivable, accounts payable and accrued expenses to approximate fair value due to the short maturity of these instruments. The carrying value of restricted cash approximates its fair value based on the nature of our assessment of the ability to recover these amounts. Due to the short-term nature of these investments, Level 1 and Level 2 inputs are utilized to estimate the fair value of these financial instruments.

Recent accounting pronouncements

In August 2014, the FASB issued Accounting Standards Update ("ASU") 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40)" ("ASU 2014-15"). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. EROP does not expect ASU 2014-15 to have a material impact on EROP's consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"). The guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including the guidance on real estate derecognition for most transactions. ASU 2014-09 provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years and permits the use of either the retrospective or cumulative effect transition method. EROP is currently evaluating the provisions of this guidance.

In April 2014, the FASB ASU 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360) - Reporting Discontinued Operations and Disclosures of Disposals of Components of an

Entity" ("ASU 2014-08"). ASU 2014-08 changes the threshold for disclosing discontinued operations and the related disclosure requirements. Pursuant to ASU 2014-08, only disposals representing a strategic shift, such as a major line of business, a major geographical area or a major equity investment, should be presented as a discontinued operation. The guidance will be applied prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date. ASU 2014-08 is effective for annual periods beginning on or after December 15, 2014 with early adoption permitted but only for disposals or classifications as held for sale which have not been reported in financial statements previously issued or available for issuance. EROP adopted ASU 2014-08 as of January 1, 2014.

In February 2013, the FASB updated the guidance related to Liabilities to provide guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date. The updated guidance requires the entity to measure these obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The updated guidance also requires an entity to disclose the nature and amount of the obligation as well as other information. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2013. The adoption is not expected to have a material impact on EROP's consolidated financial statements.

In December 2011, the FASB updated the guidance related to Property, Plant and Equipment – Real Estate Sales to eliminate diversity in practice regarding whether in-substance real estate should be derecognized when the parent ceases to have a controlling financial interest in a subsidiary that is in-substance real estate because of a default of the subsidiary on its nonrecourse debt. The updated guidance clarifies that the accounting for such transactions is based on substance rather than form, and a reporting entity generally would not satisfy the requirements to derecognize the in-substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse debt. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after June 15, 2012. The adoption had no material impact on EROP’s consolidated financial statements.

3. Income taxes

Deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities of the taxable REIT subsidiaries ("TRSs") for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities as of December 31, 2013 and 2012, respectively, are as follows (in thousands):

	2013	2012
Deferred tax assets:
Deferred revenue	$1,022	$717
Accrued expenses	252	159
Straight line rent	366	69
Restricted stock amortization	85	—
Net operating loss carryforward	418	—
Total deferred tax assets	2,143	945
Deferred tax liabilities:
Depreciation and amortization	(634)	(493)
Restricted stock amortization	—	(63)
Total deferred tax liabilities	(634)	(556)
Net deferred tax assets	$1,509	$389

Significant components of income tax expense (benefit) for the years ended December 31, 2013, 2012 and 2011, respectively, are as follows (in thousands):

	2013	2012	2011
Deferred:
Federal	$(296)	$895	$(169)
State	36	148	(28)
Deferred expense (benefit)	(260)	1,043	(197)
Current:
Federal	312	(1,326)	(199)
State	151	(601)	301
Current (benefit) expense	463	(1,927)	102
Total expense (benefit)	$203	$(884)	$(95)

TRS losses subject to tax consisted of $0.2 million, $1.9 million and $0.9 million for the years ended December 31, 2013, 2012 and 2011, respectively. The reconciliation of income tax attributable to income before noncontrolling interests computed at the U.S. statutory rate to income tax provision is as follows (in thousands):

	2013	2012	2011
Tax provision at U.S. statutory rates on TRS income subject to tax	$15	$(566)	$(293)
State income tax, net of federal benefit	126	(312)	319
Other	62	(6)	(121)
Tax expense (benefit)	$203	$(884)	$(95)

4. Acquisition and development of real estate investments

During the year ended December 31, 2013, EROP completed the following three collegiate housing property acquisitions:

Name	Primary University Served	Acquisition Date	# of Beds	# of Units	Contract Price (in thousands)
The Cottages on Lindberg	Purdue University West Lafayette, Indiana	Aug 2013	745	193	$36,000
The Retreat at State College	Pennsylvania State University State College, Pennsylvania	Sept 2013	587	138	$56,189
The Varsity	University of Michigan Ann Arbor, Michigan	Dec 2013	415	181	$53,950

Combined acquisition costs for these purchases were $0.4 million and are included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2013. EROP funded these acquisitions with assumed debt of $32.4 million and proceeds from draws on the Trust's Fourth Amended Revolver (as defined below). A summary follows of the fair values of the assets acquired and the liabilities assumed as of the dates of the acquisitions (in thousands):

	The Cottages on Lindberg	The Retreat at State College	The Varsity	Total
Collegiate housing properties	$35,704	$55,812	$53,630	$145,146
Other assets	347	442	481	1,270
Current liabilities	(689)	(405)	(449)	(1,543)
Mortgage debt	—	—	(32,420)	(32,420)
Total net assets acquired	$35,362	$55,849	$21,242	$112,453

The difference between the collegiate housing property acquisition contract prices of $146.1 million and the total net assets acquired of $112.5 million is $1.2 million of net assets purchased or liabilities assumed and $32.4 million of assumed debt (see Note 10). In the accompanying consolidated statements of cash flows, we have excluded from cash outflows for the 2013 acquisitions $3.0 million of cash paid as a deposit for The Varsity acquisition during 2012.

The amounts of the 2013 acquisitions’ revenue and net income included in EROP’s accompanying consolidated statement of operations for the year ended December 31, 2013, and the unaudited pro forma revenue and net income had the acquisition date been January 1, 2012, are as follows:

	Revenue	Net income	Net income attributable to unitholders per unit - basic and diluted
	(in thousands)
Actual from date of acquisition – 12/31/13	$3,221	$911	$0.01
2013 supplemental pro forma for 1/1/13 – 12/31/13(1)	$187,961	$4,841	$0.04
2012 supplemental pro forma for 1/1/12 – 12/31/12(1)	$139,714	$9,229	$0.09

(1)
Supplemental pro forma earnings for the year ended December 31, 2013 were adjusted to exclude $0.4 million of acquisition-related costs incurred in 2013. Supplemental pro forma earnings for the year ended December 31, 2012 were adjusted to include these charges. As The Retreat at State College and The Varsity opened for the 2013/2014 lease year, the supplemental pro forma revenue and net income for the periods above do not include full years of operations for these acquisitions.

During the year ended December 31, 2012, EROP completed the following seven collegiate housing property acquisitions:

Name	Primary University Served	Acquisition Date	# of Beds	# of Units	Contract Price (in thousands)
The Reserve on Stinson (1)	University of Oklahoma Norman, Oklahoma	Jan 2012	612	204	$22,954
The Province	East Carolina University Greenville, North Carolina	Sept 2012	728	235	$50,000
The District on 5th	University of Arizona Tucson, Arizona	Oct 2012	764	208	$66,442
Campus Village (2)	Michigan State University East Lansing, Michigan	Oct 2012	355	106	$20,900
The Province	Kent State University Kent, Ohio	Nov 2012	596	246	$45,000
The Suites at Overton Park	Texas Tech University Lubbock, Texas	Dec 2012	465	298	$37,000
The Centre at Overton Park	Texas Tech University Lubbock, Texas	Dec 2012	400	278	$37,000
(1) EROP had a 10% equity investment in the entity that previously owned The Reserve on Stinson collegiate housing community and also managed the property prior to the acquisition.
(2) EROP entered into a 32-year ground lease, with the option to extend the lease 20 additional years subject to certain conditions, which requires an increase in annual rent expense to be determined on predetermined adjustment dates based on the consumer price index for the life of the lease.

Combined acquisition costs for these purchases were $1.1 million and are included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2012. EROP funded these acquisitions with assumed debt of $48.5 million and existing cash, including cash proceeds generated by the August 2012 equity offering (see Note 2) and sales of collegiate housing properties (see Note 5). A summary follows of the fair values of the assets acquired and the liabilities assumed as of the dates of the acquisitions (in thousands):

	The Province at East Carolina	The District on 5th	The Suites and Centre at Overton Park	Other	Total
Collegiate housing properties	$49,609	$65,997	$76,678	$88,129	$280,413
Other assets	502	475	4,830	971	6,778
Current liabilities	(531)	(545)	(1,651)	(1,356)	(4,083)
Mortgage debt	—	—	(51,625)	—	(51,625)
Total net assets acquired	$49,580	$65,927	$28,232	$87,744	$231,483

The difference between the collegiate housing property acquisition contract prices of $279.3 million and the total net assets acquired of $231.5 million is $48.5 million of debt assumed in connection with the acquisition of the Suites at Overton Park and the Centre at Overton Park collegiate housing properties (see Note 4) and $0.7 million of net assets purchased or liabilities assumed in addition to fixed assets and debt.

The amounts of the 2012 acquisitions' revenue and net income included in EROP's accompanying consolidated statement of operations for the year ended December 31, 2012, and the unaudited pro forma revenue and net income (loss) had the acquisition date been January 1, 2011, are as follows:

	Revenue	Net income (loss)	Net income (loss) attributable to unitholders per unit - basic and diluted
	(in thousands)
Actual from date of acquisition – 12/31/12	$7,830	$1,549	$0.02
2012 supplemental pro forma for 1/1/12 – 12/31/12(1)	$150,370	$10,568	$0.10
2011 supplemental pro forma for 1/1/11 – 12/31/11(1)	$119,456	$(12,490)	$(0.17)

(1)
Supplemental pro forma earnings for the year ended December 31, 2012 were adjusted to exclude $1.1 million of acquisition-related costs incurred in 2012. Supplemental pro forma earnings for the year ended December 31, 2011 were adjusted to include these charges.

Also in 2012, EROP purchased the land and parking garage associated with the University Towers residence hall for $7.5 million and simultaneously terminated the ground lease.

In September 2013, EROP purchased our joint venture partner's 10% non-controlling interest in the collegiate housing community referred to as East Edge located near the University of Alabama for $6.9 million in cash. EROP now owns 100% of the community. EROP funded this acquisition by borrowing on the Fourth Amended Revolver and existing cash.

In March 2013, EROP announced an agreement with Javelin 19 Investments, LLC ("Javelin 19") to develop, own and manage a new collegiate housing community near Duke University. EROP is the majority owner and managing member of the joint venture and will manage the community once completed. As of December 31, 2013, EROP and Javelin 19 had incurred $21.5 million in costs for the project. During the year ended December 31, 2013, EROP capitalized interest costs of $0.3 million and capitalized internal development project costs of approximately $0.1 million. The community opened in the summer of 2014. For a period of five years from the date on which the property receives its initial certificate of occupancy, Javelin 19 has the right to require EROP to purchase Javelin 19’s 10% interest in the partnership at a price to be determined.

In July 2012, the 3949 collegiate housing community at Saint Louis University was damaged by fire. As of December 31, 2013, EROP had incurred $22.7 million in costs to rebuild the community. During the years ended December 31, 2013 and

2012, EROP capitalized internal development costs of $32,152 and $1,936, respectively. The community reopened in August 2013. See Note 18 regarding subsequent events related to the settlement of the insurance claim related to the fire.

In March 2012, the financing was finalized for the agreement executed in June 2011 between EROP and Summa West, LLC to develop, own and manage a new collegiate housing community near Arizona State University-Downtown Phoenix campus (Roosevelt Point). EROP is the majority owner and managing member of the joint venture and manages the community now that it is completed. As of December 31, 2013, EROP and Summa West, LLC had incurred $51.1 million in costs for the project. During the years ended December 31, 2013 and 2012, capitalized interest costs of approximately $0.7 million and $0.5 million, respectively, and capitalized internal development project costs of approximately $0.1 million and $0.1 million, respectively, were incurred related to the development. The community opened in August 2013.

In January 2012, EROP entered into a joint venture agreement with Landmark Properties to develop, own and manage a new cottage-style collegiate housing community near the University of Mississippi campus (The Retreat at Oxford). EROP is the majority owner and managing member of the joint venture and manages the community since its completion. As of December 31, 2013, EROP and Landmark Properties had incurred $36.0 million in costs for the project. During the years ended December 31, 2013 and 2012, capitalized interest costs of approximately $0.4 million and $0.3 million, respectively, and capitalized internal development project costs of approximately $49,196 and $0.1 million, respectively, were incurred related to the development. The community opened in August 2013. See Note 18 regarding subsequent events.

In December 2011, EROP was selected by the University of Kentucky to develop, own and manage new collegiate housing on its campus. This project will be financed through EROP’s On-Campus Equity Plan, or the ONE Plan SM. As of December 31, 2013, EROP had incurred $106.8 million in costs for the 2013, 2014, 2015, and 2016 deliveries. Phase I opened in August 2013, Phase II opened in the summer of 2014, Phase II-B is expected to open in the summer of 2015, and the 2016 deliveries are expected to open in the summer of 2016. During the years ended December 31, 2013 and 2012, EROP capitalized interest costs of $1.5 million and $0.2 million, respectively, and internal development costs of $0.7 million and $0.3 million, respectively, related to the development.

In November 2011, EROP purchased a collegiate housing community near the University of Colorado, Boulder (The Lotus). EROP is developing additional housing on the existing land, which opened in the summer of 2014. As of December 31, 2013, EROP had incurred $7.9 million in project costs. During the years ended December 31, 2013 and 2012, EROP capitalized interest costs of $0.1 million and $13,800, respectively, and internal development project costs of $0.1 million and $22,878, respectively, related to the development.

In July 2010, the University of Texas Board of Regents selected EROP to be the ground tenant to develop, own and manage a new high-rise collegiate housing community near the core of the University of Texas at Austin campus (2400 Nueces). As of December 31, 2013, EROP had incurred $70.0 million in costs for the project, which opened in August 2013. During the years ended December 31, 2013 and 2012, EROP capitalized interest costs of $1.2 million and $0.9 million, respectively, and internal development project costs of $0.3 million and $0.2 million, respectively, related to the development.

In September of 2010, LeylandAlliance LLC and EROP entered into an agreement to develop the first two phases of Storrs Center, a mixed-use town center project, adjacent to the University of Connecticut. EROP developed, owns and manages the collegiate housing communities in these first two phases and both phases will include commercial and residential offerings. The first phase opened in August 2012 and the second phase opened in August 2013. LeylandAlliance LLC and EROP subsequently entered into an additional agreement to develop the third phase of the project, which was completed in the summer of 2014. As of December 31, 2013, EROP had incurred $29.3 million in project costs for the second phase and $6.0 million for the third phase. During the years ended December 31, 2013 and 2012, EROP capitalized interest costs of $0.6 million and $0.8 million, respectively, and internal development project costs of $0.1 million and $0.1 million, respectively, related to the development.

All costs related to the development of collegiate housing communities are classified as assets under development in the accompanying consolidated balance sheets until the community is completed and opened. EROP has expenditures for assets under development accrued in accounts payable and accrued expenses of $0.4 million and $15.0 million, respectively, as of December 31, 2013. As of December 31, 2012, EROP had expenditures for assets under development accrued in accounts payable and accrued expenses of $0.7 million and $19.3 million, respectively.

5. Disposition of real estate investments and discontinued operations

On December 19, 2013, EROP sold The Pointe at Western collegiate housing community located in Kalamazoo, Michigan for a sales price of $21.0 million. EROP received proceeds of $20.0 million after closing costs.

On June 19, 2013, EROP sold the College Grove collegiate housing community located in Murfreesboro, Tennessee for a price of $20.7 million. EROP received proceeds of $20.2 million after prorations and closing costs.

In 2012, EROP sold The Reserve at Star Pass and NorthPointe, both located in Tucson, Arizona, and The Reserve on Frankford, located in Lubbock, Texas, for an aggregate sales price of $69.5 million, resulting in net proceeds of approximately $67.3 million after prorations and closing costs.

In 2011, EROP sold the Collegiate Village, located in Macon, Georgia, and Clayton Place, located in Morrow, Georgia, respectively, for an aggregate sales price of $28.0 million resulting in net proceeds of approximately $27.8 million after prorations and closing costs.

On January 19, 2011, EROP sold the following five properties:

•Troy Place, serving Troy University in Troy, Alabama;
•The Reserve at Jacksonville, serving Jacksonville State University in Jacksonville, Alabama;
•The Reserve at Martin, serving University of Tennessee at Martin in Martin, Tennessee;
•The Chase at Murray, serving Murray State University in Murray, Kentucky; and
•Clemson Place, serving Clemson University in Clemson, South Carolina.

The sales price was $46.1 million, and EROP received net proceeds of approximately $29.7 million after the repayment of related debt of $16.1 million, prorations and other closing costs.

Accordingly, the results of operations of all twelve properties are included in discontinued operations in the accompanying consolidated statements of operations for all periods presented. EROP ceased depreciation on the properties when they met the held for sale criteria.

The following table summarizes the income (loss) from discontinued operations for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	2013	2012	2011
Collegiate housing leasing revenue	$5,409	$16,229	$18,603
Other leasing revenue	—	—	414
Collegiate housing leasing operating expenses	(3,014)	(8,671)	(10,518)
Depreciation and amortization	(1,767)	(4,634)	(5,697)
Loss on impairment	(5,001)	—	(7,859)
Interest expense	—	—	(1,045)
Amortization of deferred financing costs	—	—	(48)
Loss on extinguishment of debt	—	—	(406)
Interest income	4	—	—
Income (loss) from discontinued operations attributable to unitholders	$(4,369)	$2,924	$(6,556)

6. Collegiate housing properties and assets under development

Collegiate housing properties consist of the following as of December 31, 2013 and 2012, respectively (in thousands):

	2013	2012
Land	$126,273	$115,818
Land improvements	73,618	71,580
Leasehold improvements	74	—
Construction in progress	115,372	208,142
Buildings	1,322,892	943,279
Furniture, fixtures and equipment	71,624	56,757
	1,709,853	1,395,576
Less accumulated depreciation	(204,181)	(175,310)
Collegiate housing properties and assets under development, net	$1,505,672	$1,220,266

Following is certain information related to investment in collegiate housing properties as of December 31, 2013 (amounts in thousands):

		Initial Cost				Total Costs
Property(4)	Encumbrances	Land	Buildings and Improvements	Total	Cost Capitalized Subsequently	Land	Buildings and Improvements	Total	Accumulated Depreciation(5)	Date of Acquisition/ Construction
College Station at W. Lafayette (2)	$18,327	$1,887	$19,528	$21,415	$3,257	$1,887	$22,785	$24,672	$7,904	1/31/2005
Players Club	—	727	7,498	8,225	2,151	727	9,649	10,376	3,036	1/31/2005
The Commons at Knoxville (1)	20,396	4,630	18,386	23,016	2,907	4,586	21,293	25,879	7,174	1/31/2005
The Commons on Kinnear (7)	12,556	1,327	20,803	22,130	2,403	1,327	23,206	24,533	6,984	1/31/2005
The Lofts	—	2,801	34,117	36,918	2,341	2,801	36,458	39,259	10,462	1/31/2005
The Pointe at Penn State (2)	26,872	2,151	35,094	37,245	4,485	2,151	39,579	41,730	12,236	1/31/2005
The Pointe at South Florida	—	3,508	30,510	34,018	6,014	3,508	36,524	40,032	11,873	1/31/2005
The Reserve at Athens	7,239	1,740	17,985	19,725	1,841	1,740	19,826	21,566	5,779	1/31/2005
The Reserve at Columbia (1)	14,054	1,071	26,134	27,205	4,133	1,071	30,267	31,338	9,351	1/31/2005
The Reserve at Tallahassee	—	2,743	21,176	23,919	5,276	2,743	26,452	29,195	8,350	1/31/2005
The Reserve on Perkins (1) (7)	11,971	913	15,795	16,708	3,627	913	19,422	20,335	6,656	1/31/2005
The Reserve on West 31st	—	1,896	14,920	16,816	5,718	1,896	20,638	22,534	6,813	1/31/2005
University Towers	34,000	—	28,652	28,652	16,692	2,364	42,980	45,344	12,603	1/31/2005
Campus Creek	—	2,251	21,604	23,855	2,741	2,251	24,345	26,596	7,835	2/22/2005
Pointe West	9,594	2,318	10,924	13,242	1,508	2,318	12,432	14,750	4,260	3/17/2005
Campus Lodge	—	2,746	44,415	47,161	2,520	2,746	46,935	49,681	13,471	6/7/2005
The Reserve on South College (3)	7,961	1,744	10,784	12,528	3,523	1,744	14,307	16,051	5,182	7/6/2005
Cape Trails (3)	7,233	445	11,207	11,652	2,022	445	13,229	13,674	3,457	1/1/2006
Carrollton Place	—	682	12,166	12,848	1,621	682	13,787	14,469	3,577	1/1/2006
River Place (3)	6,859	837	17,746	18,583	2,309	837	20,055	20,892	5,290	1/1/2006
The Avenue at Southern	—	2,028	10,675	12,703	4,047	2,028	14,722	16,750	4,939	6/15/2006
The Reserve at Saluki Pointe (6)	—	1,099	32,377	33,476	1,487	1,099	33,864	34,963	5,821	8/1/2008
University Apartments on Colvin	—	—	25,792	25,792	(95)	—	25,697	25,697	3,935	8/1/2009

		Initial Cost				Total Costs
Property(4)	Encumbrances	Land	Buildings and Improvements	Total	Cost Capitalized Subsequently	Land	Buildings and Improvements	Total	Accumulated Depreciation(5)	Date of Acquisition/ Construction
2400 Nueces	—	—	7,436	7,436	62,533	—	69,969	69,969	1,107	8/1/2010
The Oaks on the Square - Phase I and II(8)	31,351	1,800	15,189	16,989	34,399	1,800	49,588	51,388	1,108	9/30/2010
GrandMarc at the Corner	—	—	45,384	45,384	1,252	—	46,636	46,636	4,772	10/22/2010
Campus West	—	—	6,127	6,127	21,182	—	27,309	27,309	1,621	3/1/2011
East Edge	—	10,420	10,783	21,203	20,964	10,420	31,747	42,167	1,983	3/1/2011
Jefferson Commons	—	1,420	4,915	6,335	166	1,420	5,081	6,501	461	3/15/2011
Wertland Square	—	3,230	13,285	16,515	574	3,230	13,859	17,089	1,238	3/15/2011
The Berk	—	2,687	13,718	16,405	663	2,687	14,381	17,068	1,317	5/23/2011
Roosevelt Point	32,576	3,093	1,716	4,809	46,805	3,093	48,521	51,614	721	7/1/2011
University Village Towers	—	3,434	34,424	37,858	122	3,434	34,546	37,980	2,357	9/22/2011
Irish Row (1)	13,886	2,637	24,679	27,316	232	2,637	24,911	27,548	1,690	11/1/2011
The Lotus	—	5,245	2,192	7,437	6,424	5,245	8,616	13,861	58	11/14/2011
GrandMarc at Westberry Place	35,697	—	53,935	53,935	1,020	—	54,955	54,955	3,478	12/8/2011
3949	—	3,822	24,448	28,270	8,569	3,822	33,017	36,839	1,202	12/21/2011
The Reserve on Stinson (2)	22,344	2,111	20,609	22,720	800	2,111	21,409	23,520	1,648	1/27/2012
Central Hall I & II	—	—	—	—	25,401	—	25,401	25,401	478	6/1/2012
The Retreat at Oxford	27,100	4,743	—	4,743	31,240	4,743	31,240	35,983	476	6/14/2012
605 West	—	4,794	—	4,794	16,663	4,794	16,663	21,457	—	9/1/2012
The Province	—	4,436	45,173	49,609	53	4,436	45,226	49,662	2,068	9/21/2012
The District on 5th	—	2,601	63,396	65,997	113	2,601	63,509	66,110	3,031	10/4/2012
Campus Village	—	2,650	18,077	20,727	634	2,650	18,711	21,361	1,098	10/19/2012
Champions Court I	—	—	—	—	26,749	—	26,749	26,749	—	11/1/2012
Champions Court II	—	—	—	—	13,561	—	13,561	13,561	—	11/1/2012
The Province at Kent State	—	4,239	40,441	44,680	33	4,239	40,474	44,713	1,681	11/16/2012
The Centre at Overton Park	23,024	3,781	35,232	39,013	559	3,781	35,791	39,572	1,204	12/7/2012
The Suites at Overton Park	24,695	4,384	33,281	37,665	353	4,384	33,634	38,018	1,356	12/7/2012
Haggin Hall I	—	—	—	—	8,614	—	8,614	8,614	—	11/1/2012
Woodland Glen I & II	—	—	—	—	22,933	—	22,933	22,933	—	11/1/2012
The Oaks on the Square - Phase III	235	1,531	—	1,531	4,431	1,531	4,431	5,962	—	2/13/2013
Woodland Glen III, IV & V	—	—	—	—	9,475	—	9,475	9,475	—	5/1/2013
The Cottages on Lindberg	—	1,800	—	1,800	33,964	1,800	33,964	35,764	459	8/28/2013
The Retreat at State College	—	6,251	—	6,251	49,570	6,251	49,570	55,821	581	9/11/2013
The Varsity	32,420	3,300	50,330	53,630	130	3,300	50,460	53,760	—	12/19/2013
Limestone Park I & II	—	—	—	—	177	—	177	177	—	12/31/2013
Totals	$420,390	$123,953	$1,053,058	$1,177,011	$532,886	$126,273	$1,583,580	$1,709,853	$204,181

(1)	The Commons at Knoxville, The Reserve at Columbia, The Reserve at Perkins and Irish Row are cross-collateralized against the $56.5 million outstanding loan discussed in Note 10.

(2)	The Pointe at Penn State, The Reserve on Stinson and College Station at West Lafayette are cross-collateralized against the $67.5 million outstanding loan discussed in Note 10.

(3)	The Reserve on South College, River Pointe and Cape Trails are cross-collateralized against the $22.1 million outstanding loan discussed in Note 10.

(4)
All properties are of garden-style collegiate housing communities except for University Towers which is a traditional residence hall, 2400 Nueces and The Varsity, which are high-rise buildings, The Retreat at Oxford and The Retreat at State College, which are cottage-style communities, and The Oaks on the Square, which will be a mixed-use town center and main street development project located in Storrs, Connecticut.

(5)	Assets have useful lives ranging from 3 to 40 years.

(6)	The first phase of The Reserve at Saluki Pointe, which included 528 beds, was completed in August 2008. The second phase, which included 240 beds, was completed in August 2009.

(7)	The Commons on Kinnear and The Reserve at Perkins are cross-collateralized against the $16.4 million outstanding loan discussed in Note 10.

(8) The first phase of The Oaks on the Square, which included 253 beds, was completed in August 2012. The second phase, which included 250 beds, was completed in August 2013.

The following table reconciles the historical cost of EROP’s investment in collegiate housing properties for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	2013	2012	2011
Balance, beginning of period	$1,395,576	$1,026,503	$855,151
Collegiate housing acquisitions or completed developments	290,881	353,966	192,178
Collegiate housing dispositions	(55,880)	(104,117)	(90,072)
Impairment loss	(5,001)	—	(7,859)
Additions	84,404	120,058	77,474
Disposals	(127)	(834)	(369)
Balance, end of period	$1,709,853	$1,395,576	$1,026,503

The following table reconciles the accumulated depreciation of EROP’s investment in collegiate housing properties for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	2013	2012	2011
Balance, beginning of period	$175,310	$166,336	$156,358
Depreciation	47,693	35,708	28,568
Disposals	(115)	(771)	(347)
Collegiate housing dispositions	(18,707)	(25,963)	(18,243)
Balance, end of period	$204,181	$175,310	$166,336

When EROP determines that an asset is not recoverable, management estimates fair value using discounted cash flow models, market appraisals if available, and other market participant data. There were no impairment losses in 2012. During 2013 and 2011, management determined that the carrying value of various collegiate housing communities may not be recoverable due to the potential sale of these assets. The fair value of these properties was estimated and management recorded an impairment loss of $5.0 million and $7.9 million during the years ended December 31, 2013 and 2011, respectively. As the related properties were subsequently sold, the impairment loss is recorded in discontinued operations in the accompanying consolidated statements of operations.

7. Corporate office furniture and other assets

As of December 31, 2013 and 2012, EROP had corporate office furniture with a historical cost of $5.8 million and $5.0 million, and accumulated depreciation of $2.5 million and $2.0 million, respectively. Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful lives of the related assets, generally 3 to 7 years. Depreciation expense totaled $0.6 million, $0.6 million and $0.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Other assets consisted of the following as of December 31, 2013 and 2012 (in thousands):

	2013	2012
Accounts receivable related to pre-development costs	$2,222	$3,464
Receivable for construction loan guarantee (see Note 2)	3,000	3,000
Prepaid expenses	1,244	824
Deferred tax asset	2,143	945
Deferred financing costs	6,192	3,373
Investments in unconsolidated entities	21,175	11,796
Deposit	—	3,000
Insurance proceeds receivable (see Note 16)	—	14,665
Other	8,227	10,106
Total other assets	$44,203	$51,173

8. Investments in unconsolidated entities

As of December 31, 2013 and 2012, EROP had investments in unconsolidated entities (see Note 2). EROP participates in major operating decisions of, but does not control, these entities; therefore, the equity method is used to account for these investments.

The following is a summary of financial information for EROP’s unconsolidated joint ventures (in thousands):

Financial Position: As of December 31,	2013	2012
Total assets	$95,380	$42,942
Total liabilities	58,025	25,394
Equity	$37,355	$17,548
EROP’s investment in unconsolidated entities	$21,175	$11,796

Results of Operations: For the years ended December 31,	2013	2012	2011
Revenues	$22,829	$3,847	$9,748
Net loss	(1,824)	(4,013)	(3,951)
EROP’s equity in losses of unconsolidated entities	$(203)	$(363)	$(447)

As of December 31, 2013 and 2012, EROP had $1.7 million and $1.5 million, respectively, in liabilities related to investments in unconsolidated entities where distributions exceeded contributions and equity in earnings and EROP has historically provided financial support; therefore, these investments are classified in accrued expenses in the accompanying consolidated balance sheets (see Note 2).

In 2012, EROP invested in a collegiate housing development with GEM Realty Capital to jointly develop and own new off-campus collegiate housing. EROP is a 50% owner and will manage the community once the development is completed. In 2013, EROP invested in a second collegiate housing development with GEM Realty Capital to jointly develop and own new off-campus collegiate housing. EROP is a 50% owner and will manage the community once the development is completed.

Also in 2012, EROP purchased a 10% interest in Elauwit Networks, a provider of Internet access, high definition video and telephone service, in order to secure reliable and advanced technology services for its owned and third-party managed collegiate housing communities. EROP accounts for this investment under the equity method.

During the year ended December 31, 2012, EROP purchased the majority of the assets from the WEDR Stinson Investors V, LLC joint venture for $22.9 million. EROP recognized $0.1 million as its portion of the loss on the investment as part of equity in losses of unconsolidated entities in the consolidated statement of operations and recorded its share of the proceeds from the sale of $45,000 as a distribution in the accompanying consolidated financial statements.

During the year ended December 31, 2011, EROP purchased the majority of the assets from the WEDR Riverside Investors V, LLC joint venture for $38.1 million. During the year ended December 31, 2011, EROP recognized $0.3 million as its portion of the losses on the investments as part of equity in losses of unconsolidated entities in the accompanying consolidated statement of operations and recorded its share of the proceeds from the sales of $0.2 million as distributions in the accompanying consolidated financial statements.

9. Incentive plans

On May 4, 2011, the Trust’s stockholders approved the Education Realty Trust, Inc. 2011 Omnibus Equity Incentive Plan (the “2011 Plan”). The purpose of the 2011 Plan is to promote the interests of the Trust and its stockholders by attracting, motivating and retaining talented executive officers, employees and directors of the Trust and EROP and linking their compensation to the long-term interests of the Trust and its stockholders. The 2011 Plan replaced the Education Realty Trust, Inc. 2004 Incentive Plan (“2004 Plan”) in its entirety and authorizes the grant of the 315,000 shares that remained available for grant under the 2004 plan, as well as 3,147,500 additional shares. As of December 31, 2013, the Trust had 3,033,098 shares of its common stock reserved for issuance pursuant to the 2011 Plan. Automatic increases in the number of shares available for issuance are not provided. The 2011 Plan provides for the grant of stock options, restricted stock, restricted stock units (“RSUs”), stock appreciation rights, other stock-based incentive awards to employees, directors and other key persons providing services to the Trust and EROP. All employees are employees of EROP.

A restricted stock award is an award of the Trust’s common stock that is subject to restrictions on transferability and other restrictions as the Trust’s compensation committee determines in its sole discretion on the date of grant. The restrictions may lapse over a specified period of employment or the satisfaction of pre-established criteria as the compensation committee may determine. Except to the extent restricted under the award agreement, a participant awarded restricted stock will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares. Restricted stock is generally taxed at the time of vesting. As of December 31, 2013 and 2012, unearned compensation related to restricted stock totaled $0.8 million and $1.0 million, respectively, and will be recorded as expense over the applicable vesting period. The value is determined based on the market value of the Trust’s common stock on the grant date. During the years ended December 31, 2013, 2012 and 2011, compensation expense of $0.9 million, $0.9 million and $0.7 million, respectively, was recognized in the accompanying consolidated statements of operations, related to the vesting of restricted stock. Effective January 1, 2013 and January 1, 2012, the Trust adopted the 2013 Long-Term Incentive Plan (the "2013 LTIP") and the 2012 Long-Term Incentive Plan (the "2012 LTIP"), respectively. The purpose of the 2013 LTIP and 2012 LTIP is to attract, retain and motivate the executive officers and certain key employees of EROP to promote the long-term growth and profitability of EROP. On January 1, 2013 and 2012, the Trust issued 65,791 and 70,595, respectively, of time vested restricted stock under the 2013 LTIP and 2012 LTIP. The restricted stock granted under the 2013 LTIP and the 2012 LTIP will vest ratably over three years as long as the participants remain employed by EROP.

An RSU award is an award that will vest based upon achievement of total stockholder returns at specified levels as compared to the average total stockholder returns of a peer group of companies and/or the National Association of Real Estate Investment Trusts Equity Index over three years (the “Performance Period”). At the end of the Performance Period, the compensation committee of the Board will determine the level and the extent to which the performance goal was achieved. RSUs that satisfy the performance goal will be converted into fully-vested shares of the Trust’s common stock and the Trust will receive a tax deduction for the compensation expense at the time of vesting. Prior to vesting, the participants are not eligible to vote or receive dividends or distributions on the RSUs. On January 1, 2013, the Trust granted 122,180 performance vested RSUs to executives and key employees under the 2013 LTIP described above. On January 1, 2012, the Trust granted a total of $1.1 million of performance vesting RSUs that are denominated in cash and will convert to common stock at the end of the performance period to executives and key employees under the 2012 LTIP described above. The number of shares of common stock to be issued will be determined on the date of vesting based on the performance level achieved and the price per share of our common stock. As of December 31, 2013 and 2012, unearned compensation related to

RSUs totaled $0.9 million and $0.8 million, respectively, and will be recorded as expense over the applicable vesting period. The value was determined using a Monte Carlo simulation technique. During the years ended December 31, 2013, 2012 and 2011, compensation expense of $0.8 million, $0.7 million and $0.5 million, respectively, was recognized in the accompanying consolidated statements of operations, related to the vesting of RSUs. On December 31, 2012, 198,750 of fully-vested shares of common stock were issued pursuant to the vesting of RSUs granted in 2010.

Total stock-based compensation recognized in general and administrative expense in the accompanying consolidated statements of operations for the years ended December 31, 2013, 2012 and 2011 was $2.1 million, $2.0 million and $1.5 million, respectively. Additionally during the years ended December 31, 2013 and 2012, the Trust issued 33,180 and 32,287 shares, respectively, to its independent directors under the 2011 Plan discussed above.

A summary of the stock-based incentive plan activity as of and for the years ended December 31, 2013, 2012 and 2011 is as follows:

	Restricted Stock Awards		Weighted-Average Grant Date Fair Value Per Restricted Stock Award	RSU Awards		Weighted-Average Grant Date Fair Value Per RSU
Outstanding as of December 31, 2010	210,000	(1)	$5.62	204,000		$5.17
Granted	138,000		7.77	207,000		6.01
Vested	(59,146)		7.87	—		—
Surrendered	(7,020)		9.58	—		—
Outstanding as of December 31, 2011	281,834	(1)	6.63	411,000		5.59
Granted	70,595		10.14	—	(2)	—
Vested	(77,366)		10.18	(140,802)		10.64
Surrendered	(27,969)		10.21	(63,198)		10.64
Outstanding as of December 31, 2012	247,094	(1)	7.63	207,000		6.01
Granted	65,791		10.64	183,275		7.65
Vested	(91,020)		10.54	—		—
Surrendered	(37,842)		10.54	—		—
Outstanding as of December 31, 2013	184,023	(1)	$8.96	390,275		$6.78

(1)	Represents unvested shares of restricted stock awards as of the date indicated.
(2) On January 1, 2012, the Trust granted a total of $1.1 million of performance vesting RSUs that are denominated in cash and will convert to common stock at the end of the performance period to executives and key employees under the 2012 LTIP if the performance conditions are met.

10. Debt

Revolving credit facility

On January 14, 2013, EROP entered into a Fourth Amended and Restated Credit Agreement. The Fourth Amended and Restated Credit Agreement amended and restated the existing revolving credit facility dated September 21, 2011. The previous facility (the “Third Amended Revolver”) was a secured facility with a maximum availability of $175.0 million and was scheduled to mature on September 21, 2014. The Fourth Amended Revolver is unsecured, has a maximum availability of $375.0 million and, within the first four years of the agreement, may be expanded to $500.0 million upon satisfaction of certain conditions.

On October 24, 2013, EROP entered into the First Amendment to the Fourth Amended Revolver (as amended, the "Fourth Amended Revolver"). The amendment increased the maximum facility from $375.0 million to $500.0 million with an accordion feature to $700.0 million, which may be exercised during the first four years subject to satisfaction of certain conditions. The initial maturity date of the facility is January 14, 2018, provided that EROP may extend the maturity date for one year subject to certain conditions.

Availability under the Fourth Amended Revolver, as amended, is limited to a “borrowing base availability” equal to the lesser of (i) 60% of the property asset value (as defined in the agreement) and (ii) the loan amount, which would produce a debt service coverage ratio of no less than 1.40. As of December 31, 2013, our borrowing base availability was $500.0 million, and we had $356.9 million outstanding under the Fourth Amended Revolver; thus, our remaining borrowing base availability was $143.1 million.

The Trust serves as the guarantor for any funds borrowed by EROP under the Fourth Amended Revolver. The interest rate per annum applicable to the Fourth Amended Revolver is, at EROP’s option, equal to a base rate or the London InterBank Offered Rate (“LIBOR”) plus an applicable margin based upon our leverage. As of December 31, 2013, the interest rate applicable to the Fourth Amended Revolver was 1.57%.

The Fourth Amended Revolver contains customary affirmative and negative covenants and contains financial covenants that, among other things, require EROP and its subsidiaries to maintain certain minimum ratios of EBITDA (earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests, and the Trust is prohibited from making distributions in excess of 95% of funds from operations except to comply with the legal requirements to maintain its status as a REIT. As of December 31, 2013, EROP was in compliance with all covenants of the Fourth Amended Revolver.

Mortgage and construction debt

As of December 31, 2013, EROP had mortgage and construction notes payable consisting of the following, which were secured by the underlying collegiate housing properties or leasehold interests:

Property	Outstanding as of December 31, 2013	Interest Rate		Maturity Date	Amortization
	(in thousands)

Irish Row/The Reserve at Perkins/The Reserve at Columbia/ The Commons at Knoxville(2)	$56,450	6.02%		1/1/2019	30 Year
The Reserve at Athens(2)	7,239	4.96%		1/1/2015	30 Year
The Suites at Overton Park	24,695	4.16%		4/1/2016	30 Year
The Centre at Overton Park	23,024	5.60%		1/1/2017	30 Year
College Station at W. Lafayette/The Pointe at Penn State/The Reserve on Stinson(2)	67,543	6.02%		1/1/2016	30 Year
Pointe West	9,594	4.92%		8/1/2014	30 Year
The Commons on Kinnear/The Reserve at Perkins(2)	16,413	5.45%		1/1/2017	30 Year
River Pointe/Cape Trails/The Reserve on South College(2)	22,053	5.67%		1/1/2020	30 Year
The Varsity	32,420	2.42%	(3)	8/1/2015	(1)
The Oaks on the Square - Phase I and II	31,351	2.42%	(3)	10/30/2015	(1)
The Oaks on the Square - Phase III	235	2.11%	(3)	9/11/2017	(1)
Roosevelt Point	32,576	2.44%	(3)	3/20/2015	(1)
The Retreat at Oxford	27,100	1.97%	(3)	6/12/2015	(1)
University Towers	34,000	2.29%	(3)	7/1/2016	30 Year
GrandMarc at Westberry Place	35,697	5.02%	(3)	1/1/2020	30 Year
Total debt / weighted average rate	420,390	4.33%
Unamortized premium	2,291
Total net of unamortized premium	422,681
Less current portion	(13,834)
Total long-term debt, net of current portion	$408,847

(1) Represents construction debt that is interest only through the maturity date. See the footnotes below regarding the applicable extension periods.

(2) Represents loans under the Master Secured Credit Facility as defined below.

(3) Represents variable rate debt.

Master Secured Credit Facility

EROP has a credit facility with Fannie Mae (the "Master Secured Credit Facility") that was entered into on December 31, 2008 and expanded on December 2, 2009. All notes under the Master Secured Credit Facility contain cross-default provisions; all properties securing the notes are cross-collateralized. EROP was in compliance with all financial covenants, including consolidated net worth and liquidity tests, contained in the Master Secured Credit Facility as of December 31, 2013.

During 2013, EROP prepaid a $14.6 million, five-year note under the Master Secured Credit Facility. The debt had a fixed interest rate of 5.99% and was due to mature on January 1, 2014. Two collegiate housing communities, The Avenue at Southern and Carrollton Crossing, were released from the collateral pool simultaneous with the pay-off. The mortgage debt was repaid with proceeds received from borrowings under the Fourth Amended Revolver and cash on hand.

Mortgage debt

On the maturity date of July 1, 2013, EROP refinanced the University Towers mortgage debt. The new mortgage debt has a principal balance of $34.0 million and an initial maturity date of July 1, 2016. The loan may be extended for two 12-month periods, after an extension fee of 0.20% on the outstanding principal is paid, and if the debt service coverage ratio calculated as of the preceding quarter is at least 1.30 to 1.00. The interest rate per year applicable to the loan is, at the option of EROP, equal to a prime rate plus a 0.50% margin or LIBOR plus a 2.10% margin and is interest only through July 1, 2015. The debt service coverage ratio is calculated quarterly on a trailing 12-month basis and must be no less than 1.25 to 1.00, increasing to 1.30 to 1.00 commencing on September 30, 2016 and thereafter. Loan fees of $0.3 million were paid at closing. As of December 31, 2013, the interest rate applicable to the loan was 2.29%.

In December 2012, in connection with the acquisition of the Suites at Overton Park and the Centre at Overton Park collegiate housing communities, both adjacent to Texas Tech University in Lubbock, Texas, EROP assumed $25.1 million and $23.3 million of fixed rate mortgage debt, respectively. The loan for the Suites at Overton Park bears interest at 4.2% and initially matures on April 1, 2016. The loan for the Centre at Overton Park bears interest at 5.6% and initially matures on January 1, 2017. If no event of default has occurred by the initial maturity dates EROP has the option to extend the maturity dates one year at a base rate plus a 2.5% margin. Principal and interest are paid on a monthly basis for both loans.

As of December 31, 2013, EROP had outstanding variable rate mortgage debt of $35.7 million that was assumed in connection with the acquisition of the GrandMarc at Westberry Place collegiate housing community located at Texas Christian University. The interest rate per year applicable to the loan is equal to a base rate plus a 4.85% margin, in total not to exceed 7.5% per year, and principal and interest are paid on a monthly basis. The loan matures on January 1, 2020. As of December 31, 2013, the interest rate applicable to the loan was 5.02%. See Note 18 regarding the repayment of this mortgage subsequent to year-end.

During the year ended December 31, 2012, EROP repaid in full $27.0 million of mortgage debt secured by the collegiate housing community referred to as The Lofts located near the University of Central Florida in Orlando, Florida. The debt had a fixed interest rate of 5.59% and was scheduled to mature in May 2014. EROP also repaid $10.2 million and $4.1 million on construction loans related to the development of a wholly-owned collegiate housing community near Southern Illinois University (The Reserve at Saluki Pointe-Carbondale). The loans bore interest equal to LIBOR plus 110 and 200 basis point margins, respectively, and were scheduled to mature on June 28, 2012. The mortgage debt and construction loans were repaid with proceeds from the Third Amended Revolver and available cash.

During the year ended December 31, 2012, EROP repaid in full $34.0 million of mortgage debt secured by the collegiate housing community referred to as Campus Lodge located near the University of Florida in Gainesville, Florida. The debt had a fixed interest rate of 6.97%, an effective interest rate of 5.48% and was scheduled to mature in May 2012. The mortgage debt was repaid with available cash.

Construction loans

In connection with the acquisition of The Varsity serving the University of Michigan (see Note 4) during the year ended December 31, 2013, EROP assumed a construction loan in the amount of $32.4 million. The interest rate per year applicable to the loan is equal to LIBOR plus a 2.25% margin and is interest only through August 1, 2015. As of December 31, 2013, the interest rate applicable to the loan was 2.42%. On August 1, 2015, if certain conditions for extension are met, we have the the option to extend the loan until August 1, 2017. During the extension period, if applicable, principal and interest are to be repaid on a monthly basis.

As of December 31, 2013, EROP had borrowed $31.4 million on a construction loan related to the development of the first two phases of a wholly-owned collegiate housing community in Storrs, Connecticut (The Oaks on the Square - Phase I and

II). The interest rate per year applicable to the loan is, at the option of EROP, equal to a base rate plus a 1.25% margin or LIBOR plus a 2.25% margin and is interest only through October 30, 2015. As of December 31, 2013, the interest rate applicable to the loan was 2.42%. On October 30, 2015, if certain conditions for extension are met, EROP has the option to extend the loan until October 31, 2016. On October 30, 2016, if certain conditions are met, EROP has the option to extend the loan until October 31, 2017. During the extension periods, if applicable, principal and interest are to be repaid on a monthly basis. See Note 18 regarding the repayment of this construction loan subsequent to year-end.

As of December 31, 2013, EROP had borrowed $0.2 million on a construction loan related to the development of the third phase of a wholly-owned collegiate housing community in Storrs, Connecticut (The Oaks on the Square - Phase III). The interest rate per year applicable to the loan is, at the option of EROP, equal to a base rate plus a 0.95% margin or LIBOR plus a 1.95% margin and is interest only through September 11, 2017. As of December 31, 2013, the interest rate applicable to the loan was 2.1%. On September 11, 2017, if certain conditions for extension are met, EROP has the option to extend the loan until September 11, 2018. On September 11, 2018, if certain conditions are met, EROP has the option to extend the loan until September 11, 2019. During the extension periods, if applicable, principal and interest are to be repaid on a monthly basis. See Note 18 regarding the repayment of this construction loan subsequent to year-end.

As of December 31, 2013, EROP had borrowed $27.1 million on a construction loan related to the development of a jointly owned collegiate housing community near the University of Mississippi (The Retreat at Oxford). EROP is the majority owner and managing member of the joint venture and will manage the community when completed. The interest rate per year applicable to the loan is, at the option of EROP, equal to a base rate plus a 1.10% margin or LIBOR plus a 2.10% margin and is interest only through June 12, 2015. As of December 31, 2013, the interest rate applicable to the loan was 1.97%. Once the project is complete and a debt service coverage ratio of not less than 1.30 to 1 is maintained, the interest rate will be reduced to a base rate plus a 0.80% margin or LIBOR plus a 1.80% margin at the option of EROP. If certain conditions for extension are met, EROP has the option to extend the loan twice for an additional year. During the extension periods, if applicable, principal and interest are to be repaid on a monthly basis.

As of December 31, 2013, EROP had borrowed $32.6 million on a construction loan related to the development of a jointly owned collegiate housing community near the Arizona State University - Downtown Phoenix campus (Roosevelt Point). EROP is the majority owner and managing member of the joint venture and will manage the community when completed. The loan bears interest equal to LIBOR plus a 225 basis point margin and is interest only through March 20, 2015. As of December 31, 2013, the interest rate applicable to the loan was 2.44%. On March 20, 2015, if the debt service ratio is not less than 1.35 to 1 and an extension fee of 0.25% of the total outstanding principal is paid to the lender, EROP may extend the loan until March 20, 2016. On March 20, 2016, if the debt service ratio is not less than 1.45 to 1 and an extension fee of 0.25% of the total outstanding principal is paid to the lender, EROP can extend the loan until March 20, 2017. During the first and second extension periods, if applicable, principal and interest are to be repaid on a monthly basis.

On December 23, 2013, EROP repaid in full $33.1 million of construction debt secured by the collegiate housing community referred to as East Edge located near the University of Alabama, in Tuscaloosa, Alabama. The construction loan bore interest equal to LIBOR plus a 240 basis point margin and was scheduled to mature on July 1, 2014. The construction loan was repaid with proceeds from the Fourth Amended Revolver and available cash.

On December 23, 2013, EROP also repaid in full $12.3 million of construction debt secured by the collegiate housing community referred to as Campus West located near Syracuse University, in Syracuse, New York. The construction loan bore interest equal to LIBOR plus a 195 basis point margin and was scheduled to mature on December 7, 2014. The construction loan was repaid with proceeds from the Fourth Amended Revolver and available cash.

On September 27, 2013, EROP repaid in full $8.4 million of construction debt secured by the collegiate housing community referred to as University Village Apartments on Colvin located near Syracuse University, in Syracuse, New York. The construction loan bore interest equal to LIBOR plus a 110 basis point margin and was scheduled to mature on September 29, 2013. The construction loan was repaid with proceeds from the Fourth Amended Revolver and available cash.

As of December 31, 2012, EROP had mortgage and construction notes payable consisting of the following which were secured by the underlying collegiate housing properties or leaseholds of:

Property	Outstanding as of at December 31, 2012	Interest Rate		Maturity Date	Amortization
	(in thousands)
University Towers	$25,000	5.99%	(3)	7/1/2013	30 Year
The Avenue at Southern/The Reserve at Columbia/ The Commons at Knoxville/College Grove(2)	57,320	6.02%		1/1/2019	30 Year
The Reserve at Athens(2)	7,366	4.96%		1/1/2015	30 Year
The Reserve at Perkins(2)	14,731	5.99%		1/1/2014	30 Year
The Suites at Overton Park	25,118	4.16%		4/1/2016	30 Year
The Centre at Overton Park	23,333	5.60%		1/1/2017	30 Year
College Station at W. Lafayette/The Pointe at Penn State/The Reserve on Stinson(2)	68,585	6.02%		1/1/2016	30 Year
Pointe West	9,824	4.92%		8/1/2014	30 Year
University Village Apartments on Colvin	8,527	1.31%	(3)	9/29/2013	30 Year
Carrollton Crossing/The Commons on Kinnear(2)	16,676	5.45%		1/1/2017	30 Year
River Pointe/Cape Trails/The Reserve on South College(2)	22,390	5.67%		1/1/2020	30 Year
The Oaks on the Square - Phase I and II	16,435	2.46%	(3)	10/30/2015	(1)
Campus West	11,960	2.16%	(3)	11/30/2014	(1)
East Edge	32,672	2.61%	(3)	6/30/2014	(1)
ASU Phoenix	8,869	2.50%	(3)	3/20/2015	(1)
The Retreat	10,639	2.31%	(3)	7/1/2015	(1)
GrandMarc at Westberry Place	36,333	4.95%	(3)	1/1/2020	30 Year
Total debt /weighted average rate	395,778	4.86%
Unamortized premium	3,068
Total net of unamortized premium	398,846
Less current portion	(37,919)
Total long-term debt, net of current portion	$360,927

(1)	Represents construction debt that is interest only through the maturity date. See the footnotes above regarding the applicable extension periods.

(2)	Represents loans under the Master Secured Credit Facility as defined above.

(3)	Represents variable rate mortgage debt or construction loans.

The following table reconciles the carrying amount of mortgage and construction notes payable as of and for the years ended December 31, 2013 and 2012 (in thousands):

	2013	2012
Balance, beginning of period	$398,846	$358,504
Additions	122,543	119,607
Repayments of principal	(97,931)	(79,185)
Amortization of premium	(777)	(80)
Balance, end of period	$422,681	$398,846

The scheduled maturities of outstanding mortgage and construction indebtedness as of December 31, 2013 are as follows (in thousands):

Year
2014	$13,834
2015	135,310
2016	125,378
2017	40,050
2018	2,424
Thereafter	103,394
Total	420,390
Debt premium	2,291
Outstanding as of December 31, 2013, net of debt premium	$422,681

As of December 31, 2013, the outstanding mortgage and construction debt had a weighted average interest rate of 4.33% and carried a weighted average term of 2.91 years.

11. Segments

EROP defines business segments by their distinct customer base and service provided. EROP has identified three reportable segments: collegiate housing leasing, development consulting services and management services. Management evaluates each segment’s performance based on net operating income, which is defined as income before depreciation, amortization, ground leases, impairment losses, interest expense (income), gains (losses) on extinguishment of debt, gains (losses) on sale of collegiate housing properties, income taxes, equity in earnings (losses) of unconsolidated entities, noncontrolling interests and discontinued operations. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intercompany fees are reflected at the contractually stipulated amounts. Discontinued operations are not included in segment reporting as management addresses these items on a corporate level. The following tables represent EROP’s segment information for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2013	2012	2011
Collegiate Housing Leasing:
Collegiate housing leasing revenue	$167,476	$124,087	$91,517
Student housing leasing operations	79,957	59,524	44,892
Net operating income	$87,519	$64,563	$46,625
Total segment assets at end of period (1)	$1,536,699	$1,257,476	$879,199

Development Consulting Services:
Third-party development consulting services	$3,759	$1,018	$5,682
General and administrative	4,027	3,528	2,998
Net operating income (loss)	$(268)	$(2,510)	$2,684
Total segment assets at end of period	$5,187	$5,695	$3,007

Management Services:
Third-party management services	$3,697	$3,446	$3,336
General and administrative	2,450	2,779	2,667
Net operating income	$1,247	$667	$669
Total segment assets at end of period	$10,135	$10,218	$5,399

	Year Ended December 31,
	2013	2012	2011

Reconciliations:
Segment revenue	$174,932	$128,551	$100,535
Operating expense reimbursements	10,214	9,593	8,604
Eliminations / adjustments	(770)	(198)	(1,579)
Total revenues	$184,376	$137,946	$107,560

Segment operating expenses	$86,434	$65,831	$50,557
Reimbursable operating expenses	10,214	9,593	8,604
Eliminations / adjustments	—	(44)	(75)
Total operating expenses	$96,648	$75,380	$59,086

Segment net operating income	$87,728	$62,566	$48,474
Other unallocated general and administrative expenses	(7,678)	(7,913)	(6,726)
Depreciation and amortization	(48,098)	(33,240)	(23,858)
Ground lease	(7,622)	(6,395)	(5,498)
Nonoperating expenses	(18,837)	(15,322)	(18,647)
Equity in earnings (losses) of unconsolidated entities	(203)	(363)	(447)
Income (loss) before income taxes and discontinued operations	$5,290	$(667)	$(6,702)

Total segment assets, end of period (2)	$1,552,021	$1,273,389	$887,605
Unallocated corporate amounts:
Cash	10,729	8,436	66,469
Notes receivable (see Note 2)	18,125	21,000	18,000
Other receivables	1,456	—	—
Investments in unconsolidated entities (see Note 8)	20,602	11,796	29
Deposit	—	3,000	—
Other assets	4,293	6,017	3,993
Deferred financing costs, net	3,339	1,049	1,713
Total assets, end of period	$1,610,565	$1,324,687	$977,809

(1) The increase in segment assets related to collegiate housing leasing during the year ended December 31, 2013 is primarily related to the purchase of three additional properties and the continued development of fourteen collegiate housing properties for EROP’s ownership offset by the sale of two collegiate housing properties (see Note 5). The increase in segment assets related to collegiate housing leasing during the year ended December 31, 2012 is primarily related to the purchase of seven additional properties and the continued development of eleven collegiate housing properties for EROP's ownership offset by the sale of three collegiate housing properties (see Note 5).

(2) Total segment assets include goodwill of $2,149 related to management services and $921 related to development consulting services.

12. Related party transactions

EROP incurs certain common costs on behalf of Allen & O’Hara, Inc. (“A&O”), which is 100% owned by the chairman of the Board. These costs relate to human resources, information technology, legal services and certain management personnel. Prior to January 1, 2012, EROP allocated the costs to A&O based on time and effort expended. Indirect costs were allocated monthly in an amount that approximates what management believes costs would have been had A&O operated on a stand-alone basis. For the year ended December 31, 2011, EROP incurred common costs on behalf of A&O in the amount of $0.1 million. For the years ended December 31, 2013 and 2012, EROP charged fees of $32,000 and $54,000, respectively, for the services provided. Beginning in 2013 and continuing through 2014, these shared services are being phased out. By December 31, 2014, EROP will cease to provide services to A&O’s hotel properties operations.

Prior to December 2012, EROP engaged A&O to procure furniture, fixtures and equipment from third party vendors for its owned and managed properties and for third-party owners in connection with its development consulting projects. EROP incurred a service fee in connection with this arrangement and the expense totaled $0.2 million for each of the years ended December 31, 2012 and 2011. Beginning in December 2012, EROP no longer engaged A&O to perform these services.

13. Lease commitments and unconditional purchase obligations

EROP has various long-term ground lease agreements with terms ranging from 40 to 99 years. Some of these agreements contain an annual increase to rent expense equal to the greater of 3% or the increase in the consumer price index. Additionally, EROP leases corporate office space and the agreement contains rent escalation clauses based on pre-determined annual rate increases. EROP recognizes rent expense under the straight-line method over the terms of the leases. Any difference between the straight-line rent amounts and amounts payable under the leases’ terms are recorded as deferred rent in accrued expenses in the accompanying consolidated balance sheets. As of December 31, 2013 and 2012, deferred rent totaled $15.9 million and $10.5 million, respectively.

EROP has various operating leases for furniture, office and technology equipment which expire at varying times through fiscal year 2023. Rental expense under the operating lease agreements totaled $0.7 million, $0.8 million and $0.6 million, respectively, for the years ended December 31, 2013, 2012 and 2011. Furthermore, EROP has entered into various contracts for advertising which will expire at varying times through fiscal year 2014.

Future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms as well as future minimum payments required under advertising contracts that have noncancellable terms in excess of one year as of December 31, 2013 are as follows (in thousands):

Year Ending	Advertising	Leases
2014	$245	$59,120
2015	—	12,934
2016	—	10,692
2017	—	8,675
2018	—	8,478
Thereafter	—	576,492

14. Employee savings plan

EROP’s eligible employees may participate in a 401(k) savings plan (the “Plan”). Participants may contribute up to 15% of their earnings to the Plan. Employees are eligible to participate in the Plan on the first day of the next calendar quarter following six months of service and reaching 21 years of age. Additionally a matching contribution of 50% is provided on eligible employees’ contributions up to the first 3% of compensation. Employees vest in the matching contribution over their first 3 years of employment then immediately vest in the matching contribution from then on. Matching contributions were approximately $0.2 million for each of the years ended December 31, 2013, 2012 and 2011.

15. Accrued expenses

Accrued expenses consist of the following as of December 31, 2013 and 2012 (in thousands):

	2013	2012
Payroll	$3,176	$2,070
Real estate taxes	6,848	5,421
Interest	2,060	1,780
Utilities	1,203	1,111
Ground leases (including straight-line rent)	15,012	9,554
Construction loan guarantee (see Note 16)	3,000	3,000
Assets under development	15,034	19,312
Deferred revenue related to insurance proceeds (See Note 16)	5,998	3,860
Other	13,026	9,266
Total accrued expenses	$65,357	$55,374

16. Commitments and contingencies

In April 2013, EROP entered into a presale agreement with a private developer that obligates EROP to purchase a newly developed collegiate housing property adjacent to Florida International University for $43.5 million as long as the developer completes the project in time for fall 2014 occupancy. Subsequent to year-end, EROP acquired this property (see Note 18).

EROP entered into a letter of credit agreement in conjunction with the closing of the acquisition of a collegiate housing community at the University of Florida. The mortgage debt on this community was repaid during the year ended December 31, 2012 (see Note 10), and the $1.5 million letter of credit is no longer outstanding.

EROP serves as non-recourse, carve-out guarantor, for secured third party debt in the amount of $24.0 million, held by one unconsolidated joint venture. EROP is liable to the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with certain non-recourse exceptions in connection with the debt. Pursuant to the respective operating agreement, the joint venture partner agreed to indemnify, defend and hold harmless EROP with respect to such obligations, except to the extent such obligations were caused by the willful misconduct, gross negligence, fraud or bad faith of EROP or its employees, agents or affiliates. Therefore, exposure under the guarantee for obligations not caused by the willful misconduct, gross negligence, fraud or bad faith of EROP or its employees, agents or affiliates is not expected to exceed EROP’s proportionate interest in the related mortgage debt of $6.0 million.

EROP, along with the joint venture partner, have jointly and severally guaranteed partial repayment for secured third-party construction debt held by one unconsolidated joint venture under development. The partial repayment guaranty is limited to $8.8 million. In addition, EROP serves as a non-recourse, carve-out guarantor for the secured third-party debt and is liable to the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with certain non-recourse exceptions in connection with the debt. Pursuant to the respective operating agreement, the joint venture partner agreed to indemnify, defend and hold harmless EROP with respect to such obligations, except to the extent such obligations were caused by the willful misconduct, gross negligence, fraud or bad faith of EROP or its employees, agents or affiliates. Therefore, exposure under the guaranties for obligations not caused by the willful misconduct, gross negligence, fraud or bad faith of EROP or its employees, agents or affiliates are not expected to exceed EROP's proportionate interest in the related mortgage debt in the case of the non-recourse, carve-out guaranty, or in EROP's proportionate interest in the partial repayment guaranty of $8.8 million. As of December 31, 2013, the joint venture had drawn $13.1 million on the construction loans.

In connection with the development agreement entered into on July 14, 2010 for a project at the Science + Technology Park at Johns Hopkins Medical Institute (see Note 2), EROP committed to provide a guarantee of repayment of a $42.0 million third-party construction loan for a $3.0 million fee, of which the carrying value approximates fair value. The guarantee fee will not be recognized until the second mortgage loan is repaid. The project will have a $2.5 million reserve to fund any operating or debt service shortfalls that are to be replenished annually by East Baltimore Development, Inc., until a 1.10 debt service coverage ratio is achieved for twelve consecutive months. The second mortgage loan and related debt service are the first at risk if such reserve is not adequate to cover operating expenses and debt service on the construction loan. See Note 18 related to subsequent events regarding this development.

In connection with the condominium agreement related to The Oaks on the Square project in Storrs, Connecticut (see Note 4) EROP and LeylandAlliance LLC have jointly committed to provide a guarantee of repayment of a $46.4 million construction loan to develop the residential and retail portions of the first two phases of the project. As of December 31, 2013 and 2012, $43.2 million and $22.7 million, respectively, had been drawn on the construction loan of which $11.8 million and $6.3 million, respectively, is attributable to LeylandAlliance LLC; these amounts are not included in our accompanying consolidated financial statements. During August, 2013, EROP and LeylandAlliance LLC entered into a $13.8 million construction loan for the third phase of the project. Similar to the construction loan for the first and second phases, EROP and LeylandAlliance LLC have jointly committed to provide a guarantee of repayment for the construction loan. As of December 31, 2013, $1.3 million had been drawn on the construction loan, of which $1.0 million, is attributable to LeylandAlliance LLC; these amounts are not included in our accompanying consolidated financial statements. Subsequent to year-end, the construction loans for phases I, II and III were repaid, and EROP was released from all guarantee obligations.

As owners and operators of real estate, environmental laws impose ongoing compliance requirements on EROP. EROP is not aware of any environmental matters or liabilities with respect to the collegiate housing communities that would have a material adverse effect on EROP’s consolidated financial condition or results of operations.

In the normal course of business, EROP is subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of such matters, in management’s opinion, the liabilities, if any, are not expected to have a material effect on our financial position, results of operations or liquidity.

Under the terms of the limited partnership agreement of University Towers Operating Partnership, LP, so long as the contributing owners of such property hold at least 25% of the University Towers Partnership Units, EROP has agreed to maintain certain minimum amounts of debt on the property to avoid triggering gain to the contributing owners. If EROP fails to do this, EROP must repay the contributing owners the amount of taxes they incur.

17. Quarterly financial information (unaudited)

Quarterly financial information for the years ended December 31, 2013 and 2012 is summarized below (in thousands, except per unit data):

2013	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Revenues	$44,671	$41,038	$43,469	$55,198	$184,376
Operating expenses	37,558	37,344	42,718	42,426	160,046
Nonoperating expenses	4,355	4,141	4,878	5,463	18,837
Equity in losses of unconsolidated entities	(20)	(21)	(61)	(101)	(203)
Income taxes expense/(benefit)	(237)	—	(32)	472	203
Noncontrolling interests	132	(184)	—	279	227
Discontinued operations(1)	503	4,157	(326)	(4,790)	(456)
Net income (loss) attributable to unitholders	$3,346	$3,873	$(4,482)	$1,667	$4,404
Net income (loss) per unit-basic and diluted	$0.03	$0.03	$(0.04)	$0.02	$0.04

2012	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Revenues	$33,233	$31,473	$32,041	$41,199	$137,946
Operating expenses	27,568	28,169	34,040	33,151	122,928
Nonoperating expenses	4,438	3,729	3,533	3,622	15,322
Equity in losses of unconsolidated entities(2)	(263)	(38)	(39)	(23)	(363)
Income taxes expense/(benefit)	(75)	(404)	(638)	233	(884)
Noncontrolling interests	191	(107)	(136)	144	92
Discontinued operations(1)	1,075	1,235	5,303	807	8,420
Net income attributable to unitholders	$1,923	$1,283	$506	$4,833	$8,545
Net income per unit-basic and diluted	$0.02	$0.01	$—	$0.04	$0.08

(1)
All quarterly information presented above for 2013 and 2012 reflects the classification of the properties sold during 2013 and 2012 in discontinued operations (see Note 5). Discontinued operations for the 4th quarter of 2013 includes an impairment loss of $5,001.

(2)	Equity in losses for the 1st quarter of 2012 includes EROP's $88 share of the loss on the sale of assets.

18. Subsequent events

Distributions

The Trust's Board declared a fourth quarter distribution of $0.11 per unit for the quarter ended on December 31, 2013. The distribution was funded by EROP and paid on February 14, 2014 to unitholders of record at the close of business on January 31, 2014. Subsequent to year-end, the Trust's Board has also declared distributions of $0.35 per share of common stock pertaining to the nine months ended September 30, 2014. The distributions were or will be funded by EROP to the unitholders of record on the applicable date. The distribution for the three months ended September 30, 2014 ($0.12 per share of common stock) will be paid on November 15, 2014.

Credit Facilities

On January 13, 2014, EROP and certain of its subsidiaries (together with EROP, the “Borrowers”), each of which is an indirectly owned subsidiary of the Trust, entered into a Credit Agreement. The Credit Agreement provides for unsecured term loans in the initial aggregate principal amount of $187.5 million, consisting of a $122.5 million Tranche A term loan with a seven-year maturity (the “Tranche A Term Loan”) and a $65.0 million Tranche B term loan with a five-year maturity (the “Tranche B Term Loan” and, together with the Tranche A Term Loan, the “Term Loans”). The Credit Agreement contains an accordion feature pursuant to which the Borrowers may request that the total aggregate amount of the Term Loan be increased to $250.0 million, which may be allocated to Tranche A or Tranche B, subject to certain conditions, including obtaining commitments from any one or more lenders to provide such additional commitments. EROP used proceeds from the Term Loan to repay a portion of the outstanding balance under the Fourth Amended Revolver.

The interest rate per annum on the Tranche A Term Loan is, at the Borrowers’ option, equal to a base rate or LIBOR plus an applicable margin ranging from 155 to 225 basis points, depending upon leverage. The interest rate per annum on the Tranche B Term Loan is, at the Borrowers’ option, equal to a base rate or LIBOR plus an applicable margin ranging from 120 to 190 basis points, depending upon leverage.

The Credit Agreement contains customary affirmative and restrictive covenants substantially similar to those contained in the Fourth Amended Revolver. The Trust serves as the guarantor for any funds borrowed by the Borrowers under the Credit Agreement.

In connection with entering into the Credit Agreement, EROP entered into multiple interest rate swaps with notional amounts totaling $187.5 million to hedge the interest payments on the LIBOR-based Term Loans. As of the date of the Credit

Agreement, the blended interest rate on the Tranche A Term Loan was 3.95% (weighted average swap rate of 2.30% plus the current margin of 1.65%) and the blended interest rate on the Tranche B Term Loan was 2.96% (weighted average swap rate of 1.66% plus the current margin of 1.30%).

Mortgage and Construction Debt

On January 31, 2014, EROP repaid outstanding variable rate mortgage debt of $35.6 million that was secured by the GrandMarc at Westberry collegiate housing community located at Texas Christian University. A prepayment penalty of $0.4 million was incurred as a result of the prepayment. At payoff, the interest rate of the debt was 4.88%. The loan was repaid with proceeds from the Fourth Amended Revolver and available cash.

On April 1, 2014, EROP repaid in full the $32.3 million construction loan on The Oaks on the Square (Phase I and II). At payoff, the interest rate of the debt was 2.41%. On September 30, 2014, EROP repaid in full the $8.2 million construction loan on The Oaks on the Square (Phase III). At payoff, the interest rate of the debt was 2.1%. The loans were repaid with a combination of proceeds from the Fourth Amended Revolver and available cash on hand.

Third-Party Developments

On July 1, 2014, the third-party owners of our development at John Hopkins University successfully closed on permanent financing for the community. The proceeds from the refinancing were used to repay in full their construction loan as well as the $18.0 million second mortgage loan advanced by EROP. At the time of refinancing, EROP was released from the related guarantee obligations and also recognized the $3.0 million guarantee fee during the three months ending September 30, 2014.

Acquisitions

During the three months ended September 30, 2014, EROP completed the following two collegiate housing property acquisitions:

Name	Primary University Served	Acquisition Date	# of Beds	# of Units	Contract Price (in thousands)
109 Tower	Florida International University Miami, Florida	Aug 2014	542	149	$43,500
District on Apache	Arizona State University Tempe, Arizona	Sept 2014	900	279	$89,800

Combined acquisition costs for these purchases were $0.9 million. EROP funded these acquisitions with proceeds from draws on the Fourth Amended Revolver (see Note 4) and cash on hand. Due to the timing of the completion of the acquisitions, work is still ongoing to determine the fair value of those assets and liabilities as of the acquisition date. The purchase price allocation is expected to be finalized by December 31, 2014.  A preliminary allocation of the purchase price to the fair values of assets acquired and liabilities assumed as of the dates of the acquisitions are as follows (in thousands):

	109 Tower	District on Apache	Total
Collegiate housing properties	$43,384	$89,216	$132,600
Goodwill and other intangibles, net	—	643	643
Other assets	200	36	236
Current liabilities	(746)	(1,341)	(2,087)
Total net assets acquired	$42,838	$88,554	$131,392

The difference between the collegiate housing property acquisition contract prices of $133.3 million and the total net assets acquired of $131.4 million is primarily related to $1.9 million of net liabilities assumed.

The unaudited pro forma revenue and net income had the acquisition date been January 1, 2013, are as follows:

	Revenue	Net income	Net income attributable to unitholders per share - basic and diluted
	(in thousands)
2013 supplemental proforma for 1/1/13 – 12/31/13 (1)	$185,774	$4,968	$0.04
(1) Supplemental pro forma earnings for the year ended December 31, 2013 were adjusted to include acquisition costs of $0.4 million. As 109 Tower opened for the 2014/2015 lease year, the supplemental pro forma revenue and net income for the period January 1, 2013 - December 31, 2013 only includes The District on Apache. In addition, as The District on Apache opened for the 2013/2014 lease year, the supplemental pro forma revenue and net income for January 1, 2013 to December 31, 2013 does not include a full year of operations.

Dispositions

Subsequent to year-end, EROP completed the following four property dispositions:

•	The Reserve on West 31st at the University of Kansas;

•	College Station at West Lafayette at Purdue University;

•	Pointe West serving the University of South Carolina; and

•	The Reserve on South College serving Auburn University.

The dispositions had a combined sales price of $71.7 million. The net proceeds from the dispositions were used to pay off existing mortgage debt in the amount of $16.7 million, if applicable, with the remaining proceeds used to pay down the fourth Amended Revolver or used for general corporate purposes. A gain of $19.3 million was recorded as a result of these property dispositions.

Additionally, in August 2014, EROP entered into a sales agreement for the sale of The Pointe at South Florida in Tampa, Florida for $31.0 million. The sale closed on October 8, 2014. EROP received cash proceeds of $29.7 million, net of closing costs and prorations, and is expected to recognize a gain of approximately $2.3 million in the fourth quarter of 2014.

Other

In June 2014, EROP announced an agreement with a subsidiary of Landmark Property Holdings, LLC ("Landmark") to develop, own and manage a new 656-bed cottage-style collegiate housing property adjacent to The University of Louisville. EROP is the majority owner and managing member of the joint venture and will manage the community once completed. As of September 30, 2014, EROP and Landmark have incurred minimal costs for the project. The community is expected to open in the summer of 2015.

On June 24, 2014, the Trust completed a follow-on equity offering of 24.5 million shares of its common stock, which included 3.2 million shares purchased by the underwriters pursuant to an option to purchase additional shares. The Trust received approximately $239.4 million in net proceeds from the offering after deducting the underwriting discount and other offering expenses payable by the Trust. The Trust contributed the proceeds to EROP and EROP used the proceeds to pay down the unsecured revolving credit facility.

As discussed in Note 4, in July 2012, EROP's 3949 community located in St. Louis, Missouri was partially destroyed by a fire. The community was rebuilt and fully reopened in August 2013. This fire caused substantial business interruption and property damage, both of which are covered under EROP's existing insurance policies. For the years ended December 31, 2013 and 2012, EROP recognized business interruption proceeds of $1.7 million and $1.2 million, respectively. These amounts are included in collegiate housing leasing revenues in the accompanying consolidated financial statements. Insurance claims were settled subsequent to year-end and EROP recognized a gain of $8.1 million.

On July 9, 2014, EROP entered into a construction loan agreement related to the development of a jointly owned cottage-style community located in Louisville, Kentucky (The Retreat at Louisville). EROP is the majority owner and will the manage the community once it is completed. The interest rate per year applicable to the loan is, at the option of EROP, equal to a base rate plus a 1.05% margin or LIBOR plus a 2.05% margin and is interest only though July 10, 2017. On July 10, 2017, if certain conditions are met, EROP has the option to extend the loan until July 9, 2018 and another year thereafter. During the extension periods, if applicable, principal and interest are to be repaid on a monthly basis. As of September 30, 2014, there were no amounts outstanding under the construction loan.

On August 5, 2014, Bill Brewer named chief financial officer of the Trust and replaced Randy Brown, who resigned effective June 30, 2014.

During October 2014, the Operating Partnership and LeylandAlliance LLC entered into a $38.0 million construction loan for the fourth phase of the The Oaks on the Square project. The interest rate per year applicable to the loan is, at the option of EROP, equal to a base rate plus a 1.0% margin or LIBOR plus a 2.0% margin and is interest only though October 20, 2017. On October 21, 2017, if certain conditions are met, EROP has the option to extend the loan until October 19, 2018 and another year thereafter. During the extension periods, if applicable, principal and interest are to be repaid on a monthly basis. Similar to the construction loan for the first three phases, the Operating Partnership and LeylandAlliance LLC have jointly committed to provide a guarantee of repayment for the construction loan.

The Trust sold 2.9 million shares under equity distribution agreements during the nine months ended September 30, 2014 for net proceeds of approximately $31.9 million, which were contributed to EROP.

On October 24, 2014, the Trust entered into three equity distribution agreements pursuant to which the Trust may issue and sell shares of common stock having an aggregate gross offering amount of up to $150 million.